Exhibit 10.1

FOUR STAMFORD PLAZA

STAMFORD, CONNECTICUT

OFFICE LEASE AGREEMENT

BETWEEN

FOUR STAMFORD PLAZA OWNER LLC

(“LANDLORD”)

AND

CARA THERAPEUTICS, INC.

(“TENANT”)

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EXHIBITS

EXHIBIT A	Outline and Location of Premises
EXHIBIT B	Expenses and Taxes
EXHIBIT C	Work Letter
EXHIBIT C-1	Landlord Approved General Contractors
EXHIBIT D	Form of Letter of Credit
EXHIBIT E	Form Commencement Letter
EXHIBIT F	Additional Provisions
EXHIBIT G	Rules and Regulations
EXHIBIT H	Cleaning Specifications
EXHIBIT I	HVAC Specifications

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OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is made and entered into as of December 21, 2015, by and between FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (Landlord”), and CARA THERAPEUTICS, INC., a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of this Lease: EXHIBIT A (Outline and Location of Premises), EXHIBIT B (Expenses and Taxes), EXHIBIT C (Work Letter) , EXHIBIT C-1 (Landlord Approved General Contractors), EXHIBIT D (Form of Letter of Credit), EXHIBIT E (Form Commencement Letter), EXHIBIT F (Additional Provisions), EXHIBIT G (Rules and Regulations), EXHIBIT H (Cleaning Specifications) and EXHIBIT I (HVAC Specifications).

1.	Basic Lease Information.

1.01 “Building” shall mean the building located at 107 Elm Street, Stamford, Connecticut, also known as Four Stamford Plaza. “Rentable Square Footage of the Building”, without representation, is deemed to be 263,194 rentable square feet.

1.02 “Premises” shall mean the area shown on Exhibit A to this Lease. The Premises is the entire rentable 9th floor of the Building, designated as Suite No. 900. All corridors and restroom facilities located on such full floor shall be considered part of the Premises. The “Rentable Square Footage of the Premises”, without representation, is deemed to be an aggregate of 24,029 rentable square feet (“RSF”). Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct. The above rentable square footages are stipulated to apply throughout the Term (as hereinafter defined) of this Lease and shall not be subject to adjustment.

1.03 “Base Rent”:

Full Calendar Months of Term	Annual Rate Per RSF	Annual Base Rent	Monthly Base Rent
1-12	$48.00	$1,153,392.00	$96,116.00
13-24	$49.00	$1,177,421.00	$98,118.42
25-36	$50.00	$1,201,450.00	$100,120.83
37-48	$51.00	$1,225,479.00	$102,123.25
49-60	$52.00	$1,249,508.00	$104,125.67
61-72	$53.00	$1,273,537.00	$106,128.08
73-84	$54.00	$1,297,566.00	$108,130.50
85-90	$55.00	$1,321,595.00	$110,132.92

Notwithstanding anything to the contrary contained herein, as long as Tenant is not in Default, Tenant shall be entitled to an abatement of Base Rent as follows: (i) $96,116.00 for each of the first five (5) calendar months of the Term (defined below) (the “Initial Base Rent Abatement Period”), (ii) 98,118.42 for each of the thirteenth (13th), fourteenth (14th) and fifteenth (15th) months of the Term (the “Year 2 Base Rent Abatement Period”) and (iii) $100,120.83 for the twenty-fifth (25th) month of the Term (the “Year 3 Base Rent Abatement Period”) (the Initial Base Rent Abatement Period, the Year 2 Base Rent Abatement Period and the Year 3 Base Rent Abatement Period are collectively referred to herein as the “Base Rent Abatement Period”). The total amount of Base Rent abated during the Base Rent Abatement Period shall equal $875,056.09 (the “Abated Base Rent”). In the event Tenant commits a Monetary Default (as defined below) (after applicable notice and cure periods) at any time during the Base Rent Abatement Period, all previously Abated Base Rent shall become due and payable within five (5) days, and all future Base Rent that would have otherwise been abated but for such Monetary Default shall be due and payable as and when Base Rent is payable hereunder. The payment by Tenant of the Abated Base Rent in the event of a Monetary Default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at Law (defined below) or in equity as a result of a Monetary Default. During the Base Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent (defined below) and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of this Lease.

1.04 “Tenant’s Pro Rata Share”: 9.1298%.

1.05 “Base Year” for Taxes (defined in Exhibit B): Calendar Year 2016; “Base Year” for Expenses (defined in Exhibit B): Calendar Year 2016.

1.06 “Term”: A period of ninety (90) months. Subject to Section 3, the Term shall commence on that date that Landlord’s Work is Substantially Complete (as hereinafter defined) (the “Commencement Date”) and, unless terminated early or otherwise extended in accordance with this Lease, end on the last day of the ninetieth (90th) month following the Commencement Date (the “Expiration Date”).

1.07 “Security Deposit”: $768,928.00, which is subject to reduction pursuant to the terms of Article 6 below.

1.08 “Broker(s)”: Choyce Peterson, Inc.

1.09 “Permitted Use”: General, executive and administrative offices.

1.10 “Notice Address(es)”:

Landlord:	Tenant:

Four Stamford Plaza Owner LLC

c/o RFR Realty LLC

263 Tresser Boulevard, 4th Floor

Stamford, Connecticut 06901

Attn: Property Manager

With a copy to:

RFR Realty LLC

390 Park Avenue

New York, New York 10022

Attn: President

with a copy of any default notices to:

Day Pitney LLP

One Canterbury Green

201 Broad Street

Stamford, Connecticut 06901

Attn: Real Estate Department

Prior to the Commencement Date:

Cara Therapeutics, Inc.

One Parrott Drive,

Shelton, CT 06484

Attn: Chief Financial Officer

From and after the Commencement Date:

Cara Therapeutics, Inc.

Four Stamford Plaza

107 Elm Street, Suite 900

Stamford, Connecticut 06902

Attn: Chief Financial Officer

With a copy to:

Wiggin and Dana LLP

One Century Tower

265 Church Street

New Haven, CT 06510-7001

Attention: Elliot G. Kaiman, Esq.

A copy of any notices to Landlord shall also be sent to any Mortgagee (as hereinafter defined) who may have requested the same, provided the name of such Mortgagee shall have been provided to Tenant in writing.

1.11 “Business Day(s)” are Monday through Friday of each week, exclusive of the days observed for New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and any other days observed as holidays by the State of Connecticut, the federal government or the labor unions serving the Building (“Holidays”). “Building Service Hours” are 8 A.M. to 6 P.M. on Business Days.

1.12 “Property” means the Building and the parcel(s) of land on which it is located and the parking facilities and other improvements, serving the Building and the parcel(s) of land on which they are located.

1.13 “Premises Electric Charge”: Landlord shall install a demand watt hour check meter for the Premises as part of Landlord’s Work (as defined below), subject to the provisions of Section 7.02 below.

1.14 “Parking Spaces”: Seventy-Two (72) unreserved parking spaces (based on the ratio of three (3) unreserved parking spaces per 1,000 rentable square feet of the Premises) in the Garage (as hereinafter defined), at no additional charge to Tenant. Tenant may, at its sole option, lease reserved parking spaces in the Building Garage at the rate of $150.00 per month per reserved parking space. Any such reserved spaces shall be in a location mutually agreed upon by Landlord and Tenant.

1.15 “Guarantor(s)”: Intentionally Omitted.

1.16 “Landlord’s Work”: shall have the meaning ascribed to it in Exhibit C hereto.

1.17 “Initial Alterations”: Intentionally Omitted.

1.18 “Tenant’s Property” means, collectively, any signs, furnishings, trade fixtures, inventory, equipment and other removable property installed in the Premises by Tenant. Tenant’s Property shall not include any furniture of Landlord that Tenant is permitted to use during the Term.

2.	Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are designated by Landlord for the common use of tenants and others (the “Common Areas”).

3.	Commencement Date; Possession.

3.01 After the determination of the Commencement Date, Landlord shall send to Tenant a commencement date letter in the form attached hereto as Exhibit E. Tenant’s failure to execute and return the letter, or to provide written objection to the statements contained in the letter, within thirty (30) days after the date of the letter shall be deemed an approval by Tenant of the statements contained therein. If the Expiration Date does not fall on the last day of a calendar month, Landlord and Tenant may elect to adjust the Expiration Date to the last day of the calendar month in which the Expiration Date occurs by the mutual execution of a commencement letter agreement setting forth such adjusted date. Landlord shall Substantially Complete Landlord’s Work within fifteen (15) weeks (the “Target Substantial Completion Date”) following receipt from Tenant of complete and stamped Architectural, Engineering and Mechanical plans for the build-out of the Premises (following Landlord’s approval of same, the “Plans”). Landlord’s Work shall be deemed to be “Substantially Complete” on the date that (i) all Landlord’s Work has been performed, other than any minor details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises, (ii) a certificate of occupancy for the Premises, if required by applicable Law, has been obtained and (iii) possession of the Premises is delivered to Tenant in accordance with the terms and conditions of this Lease. Landlord shall notify Tenant of the date that Landlord’s Work is Substantially Complete, provided that if Landlord’s Work will be Substantially Complete more than two (2) weeks prior to the Target Substantial Completion Date, Landlord shall notify Tenant of the anticipated Substantial Completion Date at least ten (10) days prior to the Substantial Completion Date. If Landlord is delayed in the performance of Landlord’s Work as a proximate result of any acts of Tenant or its contractors or vendors, including, without limitation, Tenant’s failure to deliver the architectural and engineering plans and specifications for build out of the Premises to Landlord for approval on or before the Plans Submission Date (as defined in Exhibit C), changes requested by Tenant to approved Plans, Tenant’s failure to timely comply with any of its obligations under this Lease, the days exceeding five (5) Business Days that elapse between any Cost Overrun Notice (as defined in Exhibit C) and Tenant’s determination of a Plan to Proceed (as defined in Exhibit C), or Tenant’s specification of any materials or equipment with long lead times after having first been informed by Landlord that such materials or equipment will cause a delay and Tenant chooses not to substitute with materials or equipment that do not have long lead times (any such delay, a “Tenant Delay”), Landlord’s Work shall be deemed to be Substantially Complete on the date that Landlord’s Work would have been Substantially Complete absent the Tenant Delay.

3.02 Subject to Landlord’s obligation, if any, to perform Landlord’s Work, the Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Notwithstanding the foregoing, Landlord shall be responsible for latent defects in Landlord’s Work of which tenant notifies Landlord within one (1) year following the Commencement Date. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.01) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

3.03 In the event that for any reason Landlord’s Work is not Substantially Complete on or before the date that is seventeen (17) weeks following Landlord’s receipt of the Plans from Tenant (the “First Penalty Date”), which date shall be extended by reason of Tenant Delay or Force Majeure, then the Base Rent and Additional Rent shall abate for one (1) day for each day after the First Penalty Date (as the same may have been so extended) that the Landlord’s Work is not Substantially Complete. Further, in the event that for any reason Landlord’s Work is not Substantially Complete on or before thirty (30) days after the First Penalty Date (the “Second Penalty Date”), which date shall be extended by reason of Tenant Delay or Force Majeure, then Base Rent and Additional Rent shall abate for two (2) days for each day after the First Penalty Date (as the same may have been so extended) that the Landlord’s Work is not Substantially Complete. If Tenant shall be entitled to an abatement of Base Rent and Additional Rent as set forth herein, then commencing with the expiration of the Initial Base Rent Abatement Period, Tenant shall be entitled to a credit against the first Rent payment(s) becoming due following the Initial Base Rent Abatement Period in an amount equal to the amount of such abatement which so accrued under this Section 3.03.

4.	Rent.

4.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent (as hereinafter defined) due for the Term (collectively referred to as “Rent”). Base Rent shall commence on the Commencement Date, subject to the Base Rent Abatement Period. Anything herein to the contrary notwithstanding, an amount equal to the first full monthly installment of Base Rent, which shall be applied toward the sixth (6th) month of the Term, plus any fraction of a monthly payment for any portion of a month at the commencement of the Term, shall be due and payable together with the Security Deposit (as defined herein) upon the execution hereof. Landlord’s receipt of the foregoing payments shall be a condition precedent to the effectiveness of this Lease. All Additional Rent shall commence on the Commencement Date except as expressly provided otherwise. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. Unless otherwise specified herein to the contrary, all other items of Rent shall be due and payable by Tenant on or before fifteen (15) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord otherwise designates and shall be made by good and sufficient check drawn on a local bank or by other means acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to five percent (5%) of all past due Rent, provided that Tenant shall be entitled to a grace period of five (5) days for the first two (2) late payments of Rent in a calendar year. In addition, past due Rent shall accrue interest at twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.02 Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease.

5.	Compliance with Laws; Use; Hazardous Materials.

5.01 The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all laws, statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later (“Law(s)”), including, without limitation, the Americans with Disabilities Act (the “ADA”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building (defined below), but only to the extent such obligations are triggered by Tenant’s particular use of the Premises, as opposed to the Permitted Use generally, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Building attached hereto as Exhibit G and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9). All such rules and regulations shall be applied to all tenants of the Building on a non-discriminatory basis. Except to the extent Tenant expressly undertakes responsibility for legal compliance in this Section 5.01, Landlord, at its cost and expense (but subject to pass through as Expenses in accordance with the terms of Exhibit B hereto) shall comply with and cause the Property and Building to comply with all Laws. Without limiting the generality of the foregoing, the Landlord represents that as of the Commencement Date, Landlord has not received any notice of and is not otherwise aware of any uncured violation of Laws with respect to the Property and Building.

5.02 Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (1) for the business of photographic, multilith or multigraph reproductions or offset printing (other than those which are ancillary to an otherwise Permitted Use), (2) for an off-the-street retail commercial banking, thrift institution, loan company, trust company, depository or safe deposit business accepting deposits from the general public, (3) for the off-the-street retail sale of travelers checks, money orders, drafts, foreign exchange or letters of credit or for the receipt of money for transmission, (4) by the United States government, the City of Stamford, any foreign government, the United Nations or any agency or department of any of the foregoing having or asserting sovereign immunity, (5) for the preparation, dispensing or consumption of food or beverages in any manner whatsoever, except for the preparation, dispensing and consumption of food by Tenant’s employees who work in the Premises and not for the sale of food to any Persons other than such employees, (6) as an employment agency, day-care facility, labor union, school, or vocational training center (except for the training of employees of Tenant intended to be employed at the Premises), (7) as a barber shop, beauty salon or manicure shop, (8) for product display activities (such as those of a manufacturer’s representative), (9) as offices of any public utility company, (10) for data processing activities (other than those which are ancillary to an otherwise Permitted Use), (11) for clerical support services or offices of public stenographers or typists (other than those which are ancillary to an otherwise Permitted Use), (12) as reservation centers for airlines or travel agencies, (13) for retail or manufacturing use, (14) as studios for radio, television or other media, (15) for offices for a real estate brokerage firm or (16) for any obscene or pornographic purpose or any sort of commercial sex establishment or for exhibition to the public of any obscene or pornographic materials. For purposes of the preceding clause (16), “pornographic” shall mean that the material or purpose has prurient appeal or relates, directly or indirectly, to lewd or prurient sexual activity and “obscene” shall have the meaning ascribed thereto in New York Penal Law Section 235.00. Furthermore, the Premises shall not be used for any purpose that would, in Landlord’s reasonable judgment, tend to lower the first-class character of the Building, create unreasonable or excessive elevator or floor loads, violate the certificate of occupancy of the Building, impair or interfere with any of the Building operations or the proper and economic heating, air-conditioning, cleaning or any other services of the Building, interfere with the use of the other areas of the Building by any other tenants, or impair the appearance of the Building.

5.03 Tenant covenants and agrees that Tenant shall, at Tenant’s sole cost and expense, comply at all times with all Laws governing the use, generation, storage, treatment and/or disposal of any Hazardous Materials (as defined below), the presence of which results from or in connection with the act or omission of Tenant or Tenant Related Parties (as hereinafter defined) or the breach of this Lease by Tenant or Tenant Related Parties. The term “Hazardous

Materials” shall mean any biologically or chemically active or other toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. § 6010, et seq., any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601, et seq., any “toxic pollutant” under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., and any hazardous or toxic substances or pollutant regulated under any other Laws. Tenant shall agree to execute, from time to time, at Landlord’s request, affidavits, representations and the like concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials in, on, under or about the Premises or the Property. Tenant shall cooperate with Landlord in satisfying any Laws imposed upon Landlord relating to Tenant’s operations, and shall, upon request, furnish complete information to Landlord concerning the use or existence of any Hazardous Materials, contamination or pollution at the Building, including, without limitation, execution and submission of a “negative declaration” with regard to its operations in connection with any “transfer of establishment” consistent with the requirements of C.G.S.A. Section 22a-134 to 22a-134d inclusive. The terms “negative declaration” and “transfer of establishment” are defined in C.G.S.A. Section 22a-134. Tenant shall indemnify and hold harmless all Landlord Related Parties (as hereinafter defined) from and against any loss, cost, damage, liability or expense (including attorneys’ fees and disbursements) arising by reason of any clean up, removal, remediation, detoxification action or any other activity required or recommended of any Landlord Related Parties by any governmental authority by reason of the presence in or about the Premises or the Property of any Hazardous Materials, as a result of or in connection with the act or omission of Tenant or Tenant Related Parties or the breach of this Lease by Tenant or Tenant Related Parties. The foregoing covenants and indemnity shall survive the expiration or any termination of this Lease.

6.	Security Deposit.

6.01 Tenant shall deposit with Landlord on the signing of this Lease the Security Deposit either in the form of cash or Letter of Credit (as defined and further described in Section 6.02), as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. If the Security Deposit is in the form of a Letter of Credit, the remainder of this Section 6.01 through Section 6.05 shall govern and if the Security Deposit is in the form of cash, Section 6.06 shall govern. Tenant agrees that in the event (i) of the occurrence of a Default by Tenant or (ii) Tenant has defaulted in the performance of any of its obligations under this Lease, including the payment of any item of Rent, and the transmittal of a Notice of default by Landlord is barred by applicable law, Landlord may draw the entire amount of the Letter of Credit and use, apply or retain the whole or any part of such proceeds, to the extent required for the payment of any Base Rent, Additional Rent, or any other sum as to which Tenant is in Default, or for any sum that Landlord may expend or may be required to expend by reason of the Default (including any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord). If Landlord applies or retains any portion or all of the proceeds of the Letter of Credit, Tenant shall forthwith restore the amount so applied or retained by delivering an additional or new Letter of Credit so that, at all times, the amount of the Security Deposit shall be the amount set forth in the Basic Lease Information. Provided there is no uncured Default, any balance of the proceeds of the Letter of Credit held by Landlord and not used, applied or retained by Landlord as above provided, and any remaining Letter of Credit, shall be returned to Tenant within thirty (30) days after the Expiration Date and after delivery of possession of the entire Premises to Landlord in accordance with the terms of this Lease.

6.02 Tenant shall deliver to Landlord a clean, irrevocable and unconditional letter of credit (such letter of credit, and any replacement thereof as provided herein, is called a “Letter of Credit”) issued and drawn upon any commercial bank approved by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed) with offices for banking purposes in the State of New York or Connecticut (“Issuing Bank”), which Letter of Credit shall have a term of not less than one year, be in form and content satisfactory to Landlord, be for the account of Landlord and be in the amount of the Security Deposit set forth in the Basic Lease Information. The form of letter of credit annexed to this Lease as Exhibit D is satisfactory. Landlord hereby approves JP Morgan Chase, N.A. and Wells Fargo Bank, N.A. as Issuing Banks. The Letter of Credit shall provide that:

(1) The Issuing Bank shall pay to Landlord or its duly authorized representative an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit and a sight draft in the amount to be drawn;

(2) The Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each during the Term, unless the Issuing Bank sends written notice (the “Non-Renewal Notice”) to Landlord by certified or registered mail, return receipt requested, at least thirty (30) days prior to the expiration date of the Letter of Credit, to the effect that it elects not to have such Letter of Credit renewed;

(3) The Letter of Credit delivered in respect of the last year of the Term shall have an expiration date of not earlier than thirty (30) days after the Expiration Date; and

(4) The Letter of Credit shall be transferable by Landlord as provided in Section 6.04.

6.03 Landlord, after receipt of the Non-Renewal Notice, shall have the right to draw the entire amount of the Letter of Credit and to hold the proceeds as a cash Security Deposit. Landlord shall release such proceeds to Tenant upon delivery to Landlord of a replacement Letter of Credit complying with the terms hereof.

6.04 In the event of the sale or lease of the Building or the Property, Landlord shall have the right, at no cost to Landlord, to transfer the Security Deposit, without charge for such transfer, to the purchaser or lessee, and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit. In such event, Tenant agrees to look solely to the new landlord for the return of said Security Deposit. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant shall execute such documents as may be necessary to accomplish such transfer or assignment of the Letter of Credit/Security Deposit.

6.05 Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the Security Deposit held hereunder, and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. In the event that any bankruptcy, insolvency, reorganization or other debtor-creditor proceedings shall be instituted by or against Tenant, its successors or assigns, the security shall be deemed to be applied to the payment of the Base Rent and Additional Rent due Landlord for periods prior to the institution of such proceedings and the balance, if any, may be retained by Landlord in partial satisfaction of Landlord’s damages.

6.06 If the Security Deposit is in the form of cash, the Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent or to cure any Default (defined in Section 18) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall, within 5 days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Expiration Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

6.07 Notwithstanding anything to the contrary herein, upon Tenant’s written notice to Landlord (the “Reduction Notice”) and provided no uncured Default exists at the time of such notice or the Burndown Date (as defined below), the aggregate amount of the Security Deposit (whether in the form of cash or Letter of Credit) shall be reduced to $408,493.00 after the thirty-sixth (36th) month following the Commencement Date (the last day of such thirty-sixth (36th) month period, the “Burndown Date”). If Tenant provides Landlord with a Reduction Notice and

Tenant is entitled a reduction of the Security Deposit as provided for herein, (i) Landlord shall return the applicable portion of the Security Deposit to Tenant within forty-five (45) days after the later to occur of (A) Landlord’s receipt of the Reduction Notice, and (B) the date upon which Tenant is entitled to a reduction in the Security Deposit as provided above, if the Security Deposit is held in the form of cash, or (ii) Landlord, at no out-of-pocket cost to Landlord, shall execute and deliver such documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof, if the Security Deposit is held in the form of a Letter of Credit. Notwithstanding anything to the contrary contained herein, if Tenant has been in Monetary Default under this Lease more than three (3) times prior to the effective date of the reduction of the Security Deposit, then Tenant shall have no right to reduce the amount of the Security Deposit as described herein.

7.	Building Services.

7.01 Landlord shall at all times during the Term operate and maintain the Building and all Building systems running through and not exclusively serving the Premises consistent with the standard (the “Standard”) of a Class A commercial office building in the Stamford, Connecticut central business district and shall furnish Tenant in the Premises with the following services consistent with the Standard unless otherwise provided herein: (a) reasonable amounts of potable hot and cold water for lavatory, toilet and ordinary cleaning purposes; (b) customary heat and air conditioning in season during Building Service Hours in accordance with the specifications attached hereto as Exhibit H (HVAC Specifications), although Tenant shall have (i) the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service (which is currently $100 per hour per floor with a two (2) hour minimum, subject to additional charges for supplemental HVAC units pursuant to the terms of this Lease) and providing Landlord with at least five (5) hours prior written notice during Building Service Hours of such request, and (ii) access to supplemental air conditioning by paying Landlord’s then standard charge therefor (which is currently a tap in charge of $200.00 per ton to connect to the Building condenser water, plus a current monthly fee of $40 per ton); (c) Building standard janitorial service on Business Days in accordance with the cleaning specifications attached hereto as Exhibit I; (d) elevator service three hundred sixty-five days/twenty-four hours per day/seven days per week; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building and the Garage for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards or electronic cards; (g) not less than one (1) attendant in the Building lobby during Building Service Hours and, during all other hours, a circulating and/or monitoring patrol shall be provided; and (h) such other services as Landlord reasonably determines are necessary or appropriate for the Property. In the event Tenant installs any private restroom(s) and/or shower(s) in the Premises or any above standard kitchen, pantry(ies), fitness center and/or any other above standard improvements, Tenant shall be solely responsible for any and all cleaning, repairs and replacements to such restroom(s), shower(s), kitchen, pantry(ies), fitness center and/or any other above standard improvements. If any additional cleaning of the Premises is to be done by Tenant, it shall be done at Tenant’s sole expense, in a manner reasonably satisfactory to Landlord and no one other than persons approved by Landlord shall be permitted to enter the Premises or the Building for such purpose. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish from the Premises and the Building (i) to the extent that the same, in any one day, exceeds the average daily amount of refuse and rubbish usually attendant upon the use of such Premises as offices, and (ii) related to or deriving from the preparation or consumption of food or drink (other than customary food for Tenant’s employees). Bills for the same shall be rendered by Landlord to Tenant at such time as Landlord may elect and shall be due and payable as Additional Rent within twenty (20) days after the time rendered. Tenant shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by vermin, rodents or roaches, whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Building for the purpose of providing such extermination services, unless such persons have been approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). Without limiting any of Landlord’s other obligations under this Lease and so long as Landlord or an affiliate of Landlord is the fee simple owner of the Building, Landlord shall provide the following amenities during the Term at Stamford Plaza consistent with the Standard, for the benefit of all tenants at the Building (including Tenant, at no additional cost to Tenant): sundry shop, ATM machine, shared tenant conference facilities, shared access cafeteria, fitness center/health club, dry cleaning service, on-site putting green or similar activity, car wash/detailing service and shuttle service to Stamford Transportation Center. In addition, Landlord shall, upon request and subject to availability, provide Tenant with storage spaces in the Building at Landlord’s then current monthly storage space rates pursuant a separate agreement.

7.02 All electricity consumed by Tenant in the Premises shall be paid for by Tenant as Additional Rent in accordance with the terms of this Lease. Landlord will, as part of Landlord’s Work, install a demand watt hour check meter which will measure the Tenant’s electricity consumption within the Premises. In addition, Landlord may, at its option, furnish and install, at Tenant’s expense, all lighting tubes, lamps, bulbs, and ballasts required in the Premises; provided, however, Landlord shall not be liable if it elects, in its sole discretion, not to replace any lighting tube, lamp, bulb or ballast, or if it is delayed in replacing same for any reason, including without limitation delays in deliveries or unavailability of non building standard items. During each calendar year, or portion thereof, falling within the Term, Tenant shall pay to Landlord the Premises Electric Charge, together with a monthly administrative charge thereon which administrative charge shall not exceed one percent (1%) of the Premises Electric Charge. The phrase “Premises Electric Charge” shall mean the amount determined by applying the amount of electrical consumption by Tenant, as determined by the check meter, to the rate charged for such consumption in the service classification in effect from time to time pursuant to which Landlord then purchased electric current for the entire Building together with all other third party out of pocket components (e.g., generation, distribution and stranded cost charges) and third party out of pocket charges for such services for the applicable month, but with no Landlord mark-up. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed 6 watts per rentable square foot of the Premises. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Landlord shall be entitled to receive a fee (if permitted by Law) for the selection of utility companies and the negotiation and administration of contracts for electricity, provided that the amount of such fee shall not exceed 50% of any savings obtained by Landlord. Except to the extent caused by Landlord’s willful misconduct or gross negligence, Landlord shall not be liable in any way to Tenant for any interruption or failure of or defect in the supply, character, quantity or quality of electric energy furnished to the Premises or for any loss, damage or expense Tenant may sustain if either the supply, character, quantity or quality of electric service is changed or is no longer suitable for Tenant’s requirements, whether by reason of any requirement, act or omission of the public utility serving the Building with electricity or for any other reason. Notwithstanding anything set forth herein to the contrary, Tenant acknowledges and agrees that in the event at any time during the Term Tenant installs any type of supplemental equipment (including, but not limited to, supplemental HVAC equipment) in or serving the Premises (subject to Landlord’s consent) to the extent that such equipment is not already included under meter(s) previously installed in the Premises, then Landlord may require, at Tenant’s sole cost and expense, that Tenant separately meter the electrical usage for such supplemental equipment using Landlord’s approved metering equipment and electrician (such approval not to be unreasonably withheld, conditioned, or delayed) and Tenant shall be required to pay Landlord for such additional electrical usage.

7.03 Landlord reserves the right, upon reasonable prior notice (except in the case of an emergency when no such notice shall be required), to stop the furnishing of the Building services and to stop service of the Base Building, when necessary, by reason of accident, or emergency, or for alterations in the reasonable judgment of Landlord desirable or necessary to be made, until such accident or emergency shall have ceased or said alterations shall have been completed; and Landlord shall have no responsibility or liability for failure to supply air-conditioning, ventilation, heat, elevator, plumbing, electric, or other services during said period or when prevented from so doing by strikes, lockouts, labor troubles, difficulty of obtaining materials, accidents or by any cause beyond Landlord’s reasonable control, or by Laws or failure of electricity, water, steam, coal, oil or other suitable fuel or power supply, or inability by exercise of reasonable diligence to obtain electricity, water, steam, coal, oil or other suitable fuel or power. No diminution or abatement of rent or other compensation shall or will be claimed by Tenant as a result therefrom, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of such interruption, curtailment or suspension, nor shall the same constitute an actual or constructive eviction. Without limiting events that may constitute “any cause beyond Landlord’s reasonable control,” the following are items which, except to the extent caused by the willful misconduct or gross negligence of Landlord, Landlord and Tenant agree are beyond Landlord’s reasonable control:

(a) Lack of access to the Property, Building or the Premises (which shall include, but not be limited to, the lack of access to the Building or the Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas);

(b) any cause outside the Building or the Property;

(c) Reduced air quality or other contaminants within the Building that would adversely affect the Building or its occupants (including, but not limited to, the presence of biological or other airborne agents within the Building or the Premises);

(d) Disruption of mail and deliveries to the Building or the Premises resulting from a casualty;

(e) Disruption of telephone and telecommunications services to the Building or the Premises resulting from a casualty; or

(f) Blockages of any windows, doors, or walkways to the Building or the Premises resulting from a casualty.

Notwithstanding anything to the contrary herein, Landlord’s failure to furnish, or any interruption, curtailment, stoppage or suspension of services or utilities due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement; provided, however, in the event of any interruption, curtailment, stoppage or suspension of services or utilities to the Premises for ten (10) consecutive Business Days solely as a result of Landlord’s gross negligence or willful misconduct (a “Services/Utilities Abatement Event”), all Rent payable hereunder shall thereafter equitably abate in proportion to the interference with Tenant’s business that is caused thereby from the date of such Services/Utilities Abatement Event until such Services/Utilities Abatement Event ceases. In the event of a Services/Utilities Abatement Event that renders only part of the Premises unusable, the aforesaid equitable abatement shall be calculated by multiplying the Rent payable hereunder by the proportion that the square footage of the portion of the Premises so affected bears to the square footage of the entire Premises, provided, however, if the interference to Tenant’s use of the Premises is such that the unaffected portion of the Premises, if any, is not sufficient to allow Tenant to conduct effectively its business from such portion, the Rent shall equitably abate with respect to the entire Premises.

The Landlord represents that, as of the date hereof, the Building is served by the following telecommunications companies and Tenant shall, without having to perform work or expend monies with respect to any area outside of the Premises, will have access to each of the same from a location within the Premises: Cogent, Frontier, Lightpath/Optimum and Verizon.

8.	Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (defined in Section 9.03) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant (including, but not limited to, any pantry and kitchen appliances installed by or for Tenant), provided, however, and notwithstanding the foregoing, Tenant shall, at Tenant’s expense, remove all Required Removables (as hereinafter defined), including any Cable installed by Tenant (defined in Section 9.01 below), in compliance with the National Electric Code or other applicable Law. Landlord, by written notice to Tenant (the “Removal Notice”) given at the time of its consent to any Alteration, provided Tenant has requested in writing that Landlord identify any Required Removables in connection with Landlord’s consent to such Alteration (or delivered within thirty (30) days after Landlord receives written notice of Tenant’s desire to perform a Cosmetic Alteration (as hereinafter defined)), may require Tenant, at its expense, to remove any Alterations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (the Cable and such other items collectively are referred to as “Required Removables”). Required Removables shall also include internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications and, notwithstanding anything to the contrary in this Lease, Tenant shall have an obligation to remove the Required Removables specifically enumerated in this sentence upon the expiration or earlier termination of this Lease whether or not Landlord delivers notice to Tenant requiring removal of the same as contemplated by the immediately preceding sentence. The Required Removables shall be removed by Tenant before the Expiration Date or earlier termination of this Lease or within thirty (30) days following the date of the Removal Notice if the date of the Removal Notice is not at lease thirty (30) days prior to the Expiration Date or earlier termination date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense.

9.	Repairs and Alterations.

9.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, fiber, phone and data cabling, wiring and related equipment that is installed by or for the exclusive benefit of Tenant from and after the date hereof (i.e., exclusive of cabling, wiring and related equipment present in the Premises on or prior to the date hereof) (collectively, “Cable”); (f) supplemental HVAC conditioning units, kitchens and restrooms, including, without limitation, hot water heaters, plumbing, and similar facilities, systems and/or equipment exclusively serving Tenant; and (g) Alterations. Subject to the terms of Section 15 below, to the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. Tenant shall, prior to the Commencement Date and at its sole cost and expense, enter into a service contract for all supplemental HVAC units, which service contract shall provide for quarterly maintenance of such units and which service contract shall be reasonably acceptable to Landlord. Tenant shall provide a copy of such service contract to Landlord promptly following execution thereof, but in no event later than the Commencement Date. If Tenant fails to make any repairs to the Premises or otherwise fails to fulfill its obligations under this Section 9 for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs and/or take any other reasonable action to cure such failure by Tenant, and Tenant shall pay the reasonable cost of same, together with an administrative charge in an amount equal to 8% of such cost.

9.02 Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior of the Building (including, without limitation, windows); (f) the Base Building; (g) the Property (other than the Building except to the extent repair and maintenance of same is the responsibility of Landlord under the other clauses of this Section 9.02 or elsewhere in this Lease); and (h) elevators serving the Building and/or the Garage. Landlord shall promptly make repairs for which Landlord is responsible.

9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable in or to the Premises (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed, provided that (1) the outside appearance or the strength of the Building shall not be affected; and (2) the structural parts of the Building and the proper functioning of the Base

Building shall not be adversely affected. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building or require a building permit; (d) does not require work to be performed inside the walls or above the ceiling of the Premises or below the floor of the Premises; and (e) such Alterations (or a related series of Alterations) do not exceed $50,000.00. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. As required by Article 12 of this Lease, Tenant shall give Landlord written notice at least ten (10) days prior to the commencement of any work in the Premises, including, without limitation, any Cosmetic Alterations. All non-Cosmetic Alterations shall be performed by a Landlord Approved General Contractor, each charging commercially competitive rates, a current list of which is annexed hereto as Exhibit C-1, however, Landlord may designate specific contractors with respect to specific Base Building items. Prior to starting any non-Cosmetic Alterations, Tenant shall furnish Landlord, for its approval, with plans and specifications; names of sub-contractors reasonably acceptable to Landlord (provided such sub-contractors are not selected by Landlord’s Approved General Contractor); required permits and approvals; evidence of contractor’s and subcontractor’s insurance (including workers’ compensation insurance) in amounts reasonably required by Landlord and naming Landlord and any other parties as Landlord shall reasonably request as an additional insured; any security for performance in amounts reasonably required by Landlord and any other items reasonably requested by Landlord. Landlord shall respond to Tenant within ten (10) days of its receipt from Tenant of each of the items set forth in the immediately preceding sentence. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner, in accordance with all applicable Laws and rules and regulations promulgated therefor by Landlord to Tenant in writing for the construction and performance of Alterations and using new materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs paid by Landlord for third party examination of Tenant’s plans for Alterations. In addition, Tenant shall pay Landlord a supervisory fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 8% of the cost of the non-Cosmetic Alterations, provided, however, Landlord shall not charge a supervisory fee in connection with Landlord’s Work hereunder.

10.	Entry by Landlord.

Landlord may enter the Premises to inspect or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Landlord may also enter the Premises to show the Premises within the last twelve (12) months of the Lease Term. Except in emergencies or to provide Building services, Landlord shall, in all cases, provide Tenant with reasonable prior oral notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.	Assignment and Subletting.

11.01 Except as otherwise provided in this Article 11, Tenant shall not (a) assign this Lease (whether by operation of law, transfers of interests in Tenant or otherwise); or (b) mortgage or encumber Tenant’s interest in this Lease, in whole or in part; or (c) sublet, or permit the subletting of, the Premises or any part thereof; or (d) permit the Premises or any part thereof to be occupied or used for desk space (except for those persons occupying the Premises in connection with Tenant’s business on a temporary basis, including, without limitation, auditors and potential contract counterparties and/or strategic partners), mailing privileges or otherwise by any person other than Tenant. Tenant shall not advertise or authorize a broker to advertise for a subtenant or assignee (except in accordance with Section11.04(a)(1)), without in each instance, obtaining the prior written consent of Landlord to the content of such advertising, which shall not be unreasonably withheld or delayed. Landlord agrees to respond to Tenant’s request for consent to such advertising within ten (10) days.

11.02 If Tenant’s interest in this Lease shall be assigned in violation of the provisions of this Article 11, such assignment shall be invalid and of no force or effect against Landlord;

provided, however, that Landlord may collect an amount equal to the then Base Rent plus any other item of Rent from the assignee as a fee for its use and occupancy. If the Premises or any part thereof are sublet to, or occupied by, or used by, any person other than Tenant, whether or not in violation of this Article 11, Landlord, after Default by Tenant under this Lease, may collect any item of Rent or other sums paid by the subtenant, user or occupant as a fee for its use and occupancy, and shall apply the net amount collected to the Base Rent and the items of Rent reserved in this Lease. No such assignment, subletting, occupancy, or use, whether with or without Landlord’s prior consent, nor any such collection or application of Rent or fee for use and occupancy, shall be deemed a waiver by Landlord of any term, covenant or condition of this Lease or the acceptance by Landlord of such assignee, subtenant, occupant or user as Tenant hereunder, nor shall the same, in any circumstances, relieve Tenant of any of its obligations under this Lease. The consent by Landlord to any assignment, subletting, occupancy or use shall not relieve Tenant from its obligation to obtain the express prior consent of Landlord to any further assignment, subletting, occupancy or use. Any person to which this Lease is assigned with Landlord’s consent shall be deemed without more to have assumed all of the obligations arising under this Lease from and after the date of such assignment and shall execute and deliver to Landlord, upon demand, an instrument confirming such assumption. Notwithstanding and subsequent to any assignment, Tenant’s primary liability hereunder shall continue notwithstanding (a) any subsequent amendment hereof, or (b) Landlord’s forbearance in enforcing against Tenant any obligation or liability, without notice to Tenant, to each of which Tenant hereby consents in advance.

11.03 (a) For purposes of this Article 11, (i) the transfer of a majority of the issued and outstanding capital stock of any corporate tenant, or of a corporate subtenant, or the transfer of a majority of the total interest in any partnership tenant or subtenant, or the transfer of control in any general or limited liability partnership tenant or subtenant, or the transfer of a majority of the issued and outstanding membership interests in a limited liability company tenant or subtenant, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, involving the tenant, subtenant and/or its parent (including, without limitation, and by way of example only, the transfer of a majority of the outstanding capital stock of a company, which company owns 100% of a second tier company, which in turn owns 51% of the outstanding capital stock of a corporate tenant hereunder), shall be deemed an assignment of this Lease, or of such sublease, as the case may be, except that the transfer of the outstanding capital stock of any corporate tenant, subtenant or parent, shall be deemed not to include the sale of such stock by persons or parties, other than those deemed “affiliates” of Tenant within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended, through the “over-the-counter market” or through any recognized stock exchange, (ii) any increase in the amount of issued and/or outstanding capital stock of any corporate tenant, or of a corporate subtenant, or such tenant’s or subtenant’s parent, or of the issued and outstanding membership interests in a limited liability company tenant or subtenant, or such tenant’s or subtenant’s parent, and/or the creation of one or more additional classes of capital stock of any corporate tenant or any corporate subtenant, or such tenant’s or subtenant’s parent, in a single transaction or a series of related or unrelated transactions involving the tenant, subtenant and/or its parent, resulting in a change in the legal or beneficial ownership of such tenant, subtenant or parent so that the shareholders or members of such tenant, subtenant or parent existing immediately prior to such transaction or series of transactions shall no longer own a majority of the issued and outstanding capital stock or membership interests of such entity, shall be deemed an assignment of this Lease; provided, however, so long as Tenant is a publicly traded company, any such increases in the amount of issued and/or outstanding capital stock or creation of one or more additional classes of capital stock made in the ordinary course of business, regardless of their effect on ownership or control, shall not be deemed an assignment of this Lease, (iii) an agreement by any other person or entity, directly or indirectly, to assume Tenant’s obligations under this Lease shall be deemed an assignment, (iv) any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article 11, (v) a modification, amendment or extension of a sublease shall be deemed a sublease, and (vi) the change or conversion of Tenant from an entity in which the partners or members have personal liability to a limited liability company, a limited liability partnership or any other entity which possesses the characteristics of limited liability shall be deemed an assignment. Tenant agrees to furnish to Landlord on request at any time such information and assurances as Landlord may reasonably request that neither Tenant, nor any previously permitted subtenant, has violated the provisions of this Article 11.

(b) The provisions of clauses (a), (c) and (d) of Section 11.01, Section 11.04, Section 11.05 and Section 11.06 shall not apply to, and Landlord’s consent shall not be required with respect to transactions with a Related Entity (as hereinafter defined), provided such Related Entity has a net worth at least equal to or in excess of the net worth of Tenant as of the date of this Lease or as of the date immediately prior to such merger, consolidation or transfer, whichever is greater. As used herein, “Related Entity” means (i) a corporation, limited liability partnership, business trust or limited liability company into or with which Tenant is merged or consolidated or with a person or entity to which substantially all of Tenant’s assets are transferred, (ii) if Tenant is a general, limited or limited liability partnership, transactions with a successor partnership, or (iii) an entity that controls or is controlled by Tenant or is under common control with Tenant. Tenant shall notify Landlord before any such transaction is consummated.

(c) The term “control” as used in this Lease (i) in the case of a corporation shall mean ownership of more than fifty (50%) percent of the outstanding capital stock of that corporation, (ii) in the case of a general or limited liability partnership, shall mean ownership of more than fifty (50%) percent of the general partnership or membership interests of the partnership, (iii) in the case of a limited partnership, shall mean ownership of more than fifty (50%) percent of the general partnership interests of such limited partnership, and (iv) in the case of a limited liability company, shall mean ownership of more than fifty (50%) percent of the membership interests of such limited liability company.

11.04 (a) In the event that Landlord shall not exercise its rights pursuant to paragraph (b)(x) or (y) of this Section 11.04, Landlord shall not unreasonably withhold, condition or delay its consent to a proposed subletting of the Premises, or an assignment of this Lease, provided that in each such instance, the following requirements (below in this subsection (a)) shall have been satisfied (if Tenant proposes a partial sublet, references in this Section 11.04 to the Premises shall, unless the context otherwise requires, refer to such portion):

(1) in the case of a proposed subletting, the listing or advertising for subletting of the Premises shall not have included a proposed rental rate, provided, however, that Tenant may quote in writing directly to prospective subtenants the proposed rental rate;

(2) no Default shall have occurred and be continuing;

(3) the proposed subtenant or assignee shall have a financial standing, be engaged in a business, and propose to use the Premises in a manner in keeping with the standards in such respects of the other tenancies in the Building;

(4) the proposed subtenant or assignee shall not be (x) a person or entity with whom Landlord is then negotiating or discussing the leasing of space in the Building or in the buildings commonly known Stamford Plaza, unless Landlord has been unable to accommodate such person’s or entity’s space requirement in the Building or Stamford Plaza; or (y) a tenant in or occupant of the Building or Three Stamford Plaza;

(5) any subletting shall be expressly subject to all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this Lease and any assignment or subletting shall be subject to the further condition and restriction that this Lease or the sublease shall not be further assigned, encumbered or otherwise transferred or the subleased premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the assignee or subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent shall be granted or withheld in accordance herewith, and if Landlord shall consent to any further subletting by the subtenant or the assignment of the sublease, Sections 11.05 and 11.06 of this Lease shall apply to any such transactions as if the further subletting or assignment of the sublease were a proposed subletting or assignment being made by Tenant under this Lease so that Landlord shall be entitled to receive all amounts described in such sections;

(6) such subletting shall be regular in shape and at no time shall there be more than four (4) occupants, including Tenant, in the Premises, all of whom shall have direct access through existing public corridors to elevators, fire stairs and core rest rooms;

(7) Tenant shall, at the time Tenant delivers to Landlord an executed assignment or sublease (as applicable), deliver to Landlord $2,500 as reimbursement for Landlord’s administrative, legal, review, and investigative costs and fees in connection with each assignment or sublease, as the case may be;

(8) any sublease shall expressly provide that in the event of termination, re-entry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any offset that theretofore accrued to such subtenant against Tenant, (iii) bound by any previous modification of such sublease or by any previous prepayment of more than one month’s rent unless previously approved by Landlord, (iv) bound by any covenant to undertake or complete or make payment to or on behalf of a subtenant with respect to any construction of the Premises or any portion thereof demised by such sublease, and/or (v) bound by any obligations to make any other payment to or on behalf of the subtenant, except for ordinary services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such termination, reentry or dispossession by Landlord under this Lease and which Landlord is required to perform hereunder with respect to the subleased space at Landlord’s expense;

(9) The nature of the occupancy of the proposed assignee or subtenant will not cause an excessive density of employees or traffic or make excessive demands on the Base Building or present a reasonably credible security risk to the Building;

(10) The nature of the occupancy, the use and the manner of use of the Premises by the proposed subtenant or assignee shall not impose on Landlord any requirements of the ADA in excess of those requirements imposed on Landlord in the absence of such proposed subtenant or assignee or such occupancy, use or manner of use, unless such proposed subtenant or assignee shall have agreed to comply with each of such excess requirements at such subtenant’s or assignee’s cost and expense and, at Landlord’s option, shall have furnished Landlord with such security as Landlord may require to assure that such subtenant or assignee shall so comply; and

(11) Landlord and Tenant shall have agreed on the computation required under Section 11.05 or Section 11.06, as applicable.

(b) Upon obtaining a proposed assignee or subtenant, upon terms satisfactory to Tenant, Tenant shall submit to Landlord in writing (the following documents and information being collectively referred to as the “Sublease or Assignment Statement”): (i) the name and business address of the proposed assignee or subtenant; (ii) the nature and character of the business and credit of the proposed assignee or subtenant; (iii) an original counterpart of the executed assignment or sublease and all related agreements, the effective or commencement date of which shall be at least 45 days after the date Tenant’s notice to Landlord is given; (iv) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial statements, certified by an independent certified public accountant (“CPA”) if such financial statements are certified by a CPA (or, if not, certified by the chief financial officer of the proposed assignee or subtenant as being true and correct) and (v) any other information that Landlord may reasonably request. Landlord shall have the following rights, exercisable within thirty (30) days after Landlord’s receipt of the Sublease or Assignment Statement (including any additional information reasonably requested by Landlord): (x) in the case of an assignment of this Lease or a subletting of the entire Premises, to sublet (in its own name or that of its designee) the entire Premises from Tenant on the terms and conditions set forth in paragraph (c) of this Section 11.04, or to terminate this Lease or to take an assignment of this Lease from Tenant or (y) in the case of a subletting of a portion of the Premises, to sublet (in its own name or that of its designee) such portion of the Premises (the entire Premises sublet by Landlord (or its designee) pursuant to clause (x) or such portion of the Premises sublet by Landlord (or its designee) pursuant to this clause (y) being referred to as the “Recapture Space”) from Tenant on the terms and conditions set forth in paragraph (c) of this Section 11.04, or to terminate this Lease with respect only to the Recapture Space or (z) to approve or disapprove the proposed assignment or sublease in accordance with the provisions of Section 11.04 (a). If Landlord shall fail to notify Tenant within said thirty (30) day period of Landlord’s intention to exercise its rights pursuant to clauses (x) or (y) of this Section 11.04(b), or to have approved or disapproved the transaction, Landlord shall be deemed to have not exercised its right to sublet or terminate or take an assignment of this Lease and shall be deemed to have disapproved such transaction. If pursuant to the exercise of any of Landlord’s options pursuant to this Section 11.04, this Lease is terminated as to only a portion of the Premises, then the Base Rent and Additional Rent shall be adjusted in proportion to the portion of the Premises affected by such termination. If Tenant fails to enter into a binding sublease or assignment within ninety (90) days after delivery of the Sublease or Assignment Statement, then Tenant shall notify Landlord of same and Landlord shall again have the options set forth in this Section 11.04(b). Notwithstanding the foregoing, Landlord shall not have the recapture rights set forth in subsection (y) above if Tenant desires to sublease less than twenty percent (20%) of the Premises; provided, however, if Tenant desires to sublease less than twenty percent (20%) of the Premises and such sublease, when taken together with all other subleases affecting the Premises, would have the effect of subleases by Tenant constituting twenty percent (20%) or more of the Premises, Landlord shall have all rights set forth herein with respect to any subleases constituting more than twenty percent (20%) in the aggregate, notwithstanding such individual sublease being less than twenty percent (20%) of the Premises.

(c) (1) If Landlord shall exercise its option to sublet the Recapture Space, then, notwithstanding the terms contained in the Sublease or Assignment Statement, such sublease (a “Recapture Sublease”) to Landlord or its designee as subtenant (the “Recapture Subtenant”) or assignee shall:

(i) be at a rate, at all times throughout the term of the Recapture Sublease, equal to the rate then payable by Tenant under this Lease;

(ii) otherwise be upon the same terms and conditions as those contained in this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this paragraph (c);

(iii) give the Recapture Subtenant the unqualified and unrestricted right, without Tenant’s permission, to assign such sublease and to further sublet the Recapture Space or any part thereof and to make any and all changes, alterations, and improvements in and to the Recapture Space;

(iv) provide in substance that any such changes, alterations, and improvements made in the Recapture Space may be removed, in whole or in part, prior to or upon the expiration or other termination of the Recapture Sublease provided that any material damage and injury caused thereby shall be repaired;

(v) provide that (A) the parties to such Recapture Sublease expressly negate any intention that any estate created under the Recapture Sublease be merged with any estate held by either of said parties, (B) prior to the commencement of the term of the Recapture Sublease, Tenant, at its expense, shall make such alterations as may be required or reasonably deemed necessary by the Recapture Subtenant to physically separate the Recapture Space from the balance of the Premises and to provide appropriate means of access thereto and to the public portions of the balance of the floor such as toilets, janitor’s closets, telephone and electrical closets, fire stairs, elevator lobbies, etc., and (C) at the expiration of the term of such Recapture Sublease, Tenant will accept the Recapture Space in its then existing condition, broom clean (and Landlord hereby acknowledges that Tenant shall have no obligation to remove any alterations made by Recapture Subtenant); and

(vi) provide that the Recapture Subtenant or occupant shall use and occupy the Recapture Space for any purpose approved by Landlord (without regard to any limitation set forth in the Sublease or Assignment Statement).

(2) Until the termination of a Recapture Sublease, performance by Recapture Subtenant under a Recapture Sublease shall be deemed performance by Tenant of any similar obligation under this Lease and Tenant shall not be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of Recapture Subtenant under the Recapture Sublease or is occasioned by or arises from any act or omission of any occupant under the Recapture Sublease.

(3) If Recapture Subtenant is unable to give Tenant possession of the Recapture Space at the expiration of the term of the Recapture Sublease by reason of the holding over or retention of possession of any tenant or other occupant, then (w) until the date upon which Recapture Subtenant gives Tenant possession of such Recapture Space free of occupancies, Recapture Subtenant shall continue to pay all charges previously payable, and comply with all other obligations under the Recapture Sublease and the provisions of Section 11.04(c)(2) shall continue to apply, (x) neither the Expiration Date nor the validity of this Lease shall be affected, (y) Tenant waives any rights under any Laws to rescind this Lease and further waives the right to recover any damages from Landlord or Recapture Subtenant that may result from the failure of Recapture Subtenant to deliver possession of the Recapture Space at the end of the term of the Recapture Sublease, and (z) Recapture Subtenant, at Recapture Subtenant’s expense, shall use its reasonable efforts to deliver possession of such Recapture Space to Tenant and in connection therewith, if necessary, shall institute and diligently and in good faith prosecute holdover and any other appropriate proceeding against the occupant of such Recapture Space.

(4) The failure by Landlord to exercise its option under Section 11.04(b)(x) or (y) with respect to any subletting or assignment shall not be deemed a waiver of such option with respect to any extension of such subletting or assignment or any subsequent subletting or assignment.

11.05 If Tenant sublets all or any portion of the Premises to a person or entity in a transaction for which Landlord’s consent is required, Landlord shall be entitled to and Tenant shall pay to Landlord, as Additional Rent (the “Sublease Additional Rent”), fifty percent (50%) of any and all rents, additional charges and other consideration payable under the sublease to Tenant by the subtenant in excess of the Base Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant under this Lease) pursuant to the terms of this Lease (including, but not limited to, sums paid for the sale or rental of Alterations less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax or federal information returns) and less the actual out-of-pocket expenses reasonably incurred by Tenant in connection with such sublease on account of brokerage commissions, advertising expenses, legal fees, work contributions, Landlord’s sublease review costs and the cost of work performed by Tenant to prepare the Premises for the subtenant’s occupancy, all amortized on a straight-line basis over the term of the sublease. Such Sublease Additional Rent shall be payable as and when received by Tenant.

11.06 If Tenant shall assign this Lease to a person or entity in a transaction for which Landlord’s consent is required, Landlord shall be entitled to and Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale or rental of Alterations less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax or federal information returns) and less the actual out-of-pocket expenses reasonably incurred by Tenant in connection with such assignment on account of brokerage commissions, advertising expenses, legal fees, work contributions, Landlord’s assignment review costs and the cost of work performed by Tenant to prepare the Premises for the assignee’s occupancy. Such Additional Rent shall be payable as and when received by Tenant from the assignee.

12.	Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within thirty (30) days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees in connection with Tenant breach of its obligations hereunder and/or bonding, insuring over or otherwise discharging the lien.

13.	Indemnity and Waiver of Claims.

Except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and the Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord and/or any of the Landlord Related Parties by any third party and arising out of or in connection with: (a) any damage or injury occurring in the Premises, and/or (b) the negligence or willful misconduct (including violations of Law) of Tenant, the Tenant Related Parties and/or any of Tenant’s transferees, contractors or licensees, and/or (c) any breaches by Tenant of its obligations under this Lease. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the negligence or willful misconduct (including violations of Law) of Landlord or the Landlord Related Parties. Except to the extent caused by the gross negligence or willful misconduct of the Landlord Related Parties, Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, shareholders, officers, directors, employees, Mortgagees (defined in Section 23) and agents (such parties, the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security or protective services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord.

14.	Insurance.

14.01 Tenant, at its sole cost and expense, shall procure and continue in full force during the Term of this Lease (as the same may be extended) (including any period prior to the Commencement Date of the Term of this Lease during which Tenant is engaged in any alterations or repairs to the Premises or has otherwise entered upon the Premises to install fixtures or furnishings or for any purpose) such insurances as will protect Tenant, Landlord, Landlord’s managing agent, and their respective officers, directors, shareholders, affiliates, partners, agents and employees from claims under workers’ compensation acts and other employee benefits acts, from claims for injury to persons or damage to property, which may arise out of or result from operations under this Lease, whether by Tenant or anyone directly or indirectly employed by it, or anyone for whose acts it may be liable, for not less than the limits of liability prescribed in subparagraphs below, or as required by law, whichever is greater:

(a) Commercial general liability insurance with respect to the Premises, the sidewalks, if any, abutting and adjoining the Premises, and the business operated by Tenant (the business operated by Tenant includes, but is not limited to, any activities conducted or services provided at the Premises by any subtenants, licensees, concessionaires or vendors of Tenant), including coverage for bodily injury, personal injury and death, property damage and contractual liability (including “Insured Contracts”) recognizing provisions of this Lease, written on an occurrence form with limits of not less than One Million ($1,000,000.00) Dollars for each occurrence and Two Million ($2,000,000.00) Dollars general aggregate per location.

(b) An automobile liability policy, covering all owned, non-owned, borrowed and hired vehicles, including loading and unloading thereof, with a combined single limit of $1,000,000 for bodily injury and property damage arising out of ownership, maintenance or use of any auto.

(c) Excess (umbrella) liability insurance for not less than Five Million ($5,000,000.00) Dollars for each occurrence and Five Million ($5,000,000.00) Dollars annually in the aggregate.

(d) Workers’ compensation and occupational disease insurance, employee benefit insurance and any other insurance in the statutory amounts required by the laws of the state in which the Building is located, with broad form all-states endorsement; and (ii) employer’s liability insurance with a limit of One Million ($1,000,000.00) Dollars for each accident.

(e) “All Risk” insurance against fire with extended coverage, vandalism, malicious mischief and all risk endorsements (Special Form), including terrorism, in an amount adequate to cover the full replacement value of all trade fixtures, fittings, installations, decorations, improvements, Alterations, betterments, furnishings, contents and signs, plate glass for all plate glass at the Premises and any other personal property in or on the Premises in the event of fire or other casualty.

(f) Business interruption insurance fully compensating for the amount of charges and Additional Rent owed to Landlord by Tenant for a period of not less than twelve (12) months. The coverage will be “All Risk” as stated in the above paragraph (e).

Such insurance shall be written by one or more insurance companies authorized to issue such in the State of Connecticut and which have an “A.M. Best” rating of “A-VIII” or better, or an equivalent rating by another recognized rating organization acceptable to Landlord. There shall be delivered to Landlord a certificate or certificates of each such insurance and of all renewals and replacements thereof with proof satisfactory to Landlord or payment of premiums therefor. All such policies (i) shall name Landlord, and its managing agent as additional insureds and any other party reasonably requested by Landlord in writing; (ii) shall contain a provision that they may not be cancelled or amended without providing written notice to Landlord in accordance with policy provisions; (iii) shall be procured and maintained at the sole cost and expense of Tenant; and (iv) shall be primary and non-contributing. In the event that Tenant fails to procure or maintain any insurance pursuant to this Section, Landlord may but is not obligated to obtain same on behalf of Tenant and any premiums paid by Landlord therefor shall be deemed Additional Rent to be paid by Tenant to Landlord within ten (10) days after demand therefor.

14.02 Landlord shall carry and maintain throughout the Term, comprehensive “all-risk” fire and casualty insurance covering the Premises and comprehensive general liability insurance coverage in amounts held by reasonably prudent commercial landlords of comparable first-class office properties in Stamford, Connecticut.

15.	Waiver of Claims and Subrogation.

Landlord and Tenant hereby waive any and all rights of recovery, claims, actions and causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, Alterations, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance. Landlord and Tenant shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Tenant’s Property, Leasehold Improvements, Alterations, the Building, the Premises, or any contents thereof, pursuant to which the insurer waives subrogation, or consents to a waiver of right of recovery.

16.	Casualty Damage.

16.01 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred seventy (270) days from the date of Casualty, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than one (1) year of the Term remaining on the date of the Casualty; (2) the Building has been materially damaged and any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; (3) a material uninsured loss to the Building or Premises occurs; or (4) such portion of the Building has been so damaged so that substantial alteration or reconstruction of the Building shall, in Landlord’s opinion, be required and, in each case, provided Landlord terminates the leases of all other similarly situated tenants in the Building taking into account commercially relevant factors, including the remaining terms of the leases. If the entire Premises or any Common Area necessary to provide access to the Premises is not restored and available for Tenant’s occupancy within one (1) year from the date of Casualty, then Tenant shall have the right to terminate this Lease upon written notice to Landlord. Tenant, upon written notice given to Landlord within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if the Premises shall be materially damaged and there is less than one (1) year of the Term remaining on the date of the Casualty.

16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control and to the extent of insurance proceeds received by Landlord, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for (a) modifications required by Law, (b) any other modifications to the Common Areas deemed desirable by Landlord, and (c) Landlord shall have no obligation to restore Tenant’s Property or any Alterations or any other improvements or property that Tenant is required to insure pursuant to the terms of this Lease, including, without limitation, Section 14.01(e) hereof. Within fifteen (15) days of demand, Tenant shall also pay Landlord for any additional excess costs for improvements requested by Tenant that are determined during the performance of the repairs and for which Landlord is not otherwise responsible hereunder. In no event shall Landlord be required to spend more for the restoration than the proceeds received by Landlord. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default and the Casualty did not arise or result from Tenant’s willful misconduct or gross negligence, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

17.	Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building (provided Landlord terminates the leases of all other similarly situated tenants in the Building taking into account commercially relevant factors, including the remaining terms of the leases). The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds is expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking; provided, however, Landlord shall have no obligation to restore Tenant’s Property or any Alterations or any other improvements or property that Tenant is required to insure pursuant to the terms of this Lease, including, without limitation, Section 14.01(e) hereof.

18.	Events of Default.

In addition to any other default specifically described in this Lease (following any applicable notice and cure period expressly specified in this Lease), each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for three (3) days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within ten (10) days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed thirty (30) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within ten (10) days and diligently pursues the cure to completion; (c) Tenant permits a Transfer without Landlord’s required approval or otherwise in violation of Article 11 of this Lease; (d) Tenant becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law; (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property or any other property in Stamford, Connecticut with an affiliate of Landlord; or (g) if any case, proceeding or other action is commenced or instituted against Tenant (i) seeking to have an order for relief entered against it as debtor or to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution or other relief with respect to it or its debts under any existing or future law of any jurisdiction domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors; or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property and, in the case of any involuntary case, proceeding or other action commenced or instituted against Tenant, the same is not dismissed within sixty (60) days after commencement or institution thereof. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on three (3) separate occasions during any twelve (12) month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19.	Remedies.

19.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b) Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease. Upon a Default by Tenant, Landlord shall use commercially reasonable efforts to mitigate its damages, provided that such commercially reasonable efforts shall not require Landlord to relet the Premises in preferences to any other space in the Building or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Article 11 of this Lease.

19.02 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by JP Morgan Chase, N.A., or if JP Morgan Chase, N.A. shall not exist, by a federally insured bank selected by Landlord in the state in which the Building is located.

19.03 If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall, after ten (10) days’ prior written notice to Tenant (except in case of emergent danger to persons or property in which case no such prior written notice shall be required), have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to eight percent (8%) of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20.	Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL EITHER PARTY (INCLUDING, AS APPLICABLE, ANY LANDLORD RELATED PARTY) BE LIABLE TO THE OTHER FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

21.	Relocation.

Intentionally Omitted.

22.	Holding Over.

If Tenant fails to surrender all or any part of the Premises upon the Expiration Date or earlier termination of this Lease, occupancy of the Premises after such date shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay a monthly amount (on a per month basis without reduction for partial months during the holdover) equal to the greater of (i) two hundred percent (200%) of the sum of the Base Rent and Additional Rent due for the monthly period immediately preceding the holdover, and (ii) the then fair market rental value of the Premises, as reasonably determined by Landlord. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within fifteen (15) days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover, including, without limitation, any claims made by any succeeding tenant founded upon such delay, any payment or rent concession which Landlord may be required to make to such tenant to induce such tenant not to terminate its lease by reason of the holding over by Tenant, and the loss of the benefit of the bargain if any such tenant shall terminate its lease by reason of such holding over by Tenant.

23.	Subordination to Mortgages; Estoppel Certificate.

23.01 Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Any such attornment shall be made upon the condition that no such Mortgagee shall be (a) liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord) except with respect to continuing defaults; or (b) subject to any defense or offsets (except as expressly set forth in this Lease) which Tenant may have against any prior landlord (including, without limitation, the then defaulting landlord); or (c) bound by any payment of Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, the then defaulting landlord); or (d) bound by any obligation to make any payment to Tenant which was required to be made by Landlord hereunder; or (e) bound by any obligation to perform any work or to make improvements to the Premises except for (i) repairs and maintenance pursuant to the provisions of this Lease, (ii) repairs to the Premises or any part thereof as a result of damage by fire or other casualty pursuant to Article 16, but only to the extent that such repairs can be reasonably made from the net proceeds of any insurance actually made available to such Mortgagee and (iii) repairs to the Premises as a result of a partial condemnation pursuant to Article 17, but only to the extent that such repairs can be reasonably made from the net proceeds of any award made available to such Mortgagee. The foregoing provisions governing attornment of Tenant to any successor to Landlord’s interest in this Lease shall be superseded by any attornment provisions contained in an SNDA with a Mortgagee. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable.

23.02 Landlord represents and warrants to Tenant that as of the date hereof, Landlord owns fee simple title to the Building and the Property and that on the date of this Lease, the only mortgage encumbering the Building and/or the Property is a mortgage (the “Current Mortgage”) with Midland Loan Services, a division of PNC Bank, National Association (the “Current Mortgagee”). Landlord shall use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from Current Mortgagee and any future mortgagee on a commercially reasonable form.

23.03 Notwithstanding the foregoing, in consideration of, and as an express condition precedent to, Tenant’s agreement to permit its interest pursuant to this Lease to be subject and subordinate to the lien of any future Mortgage (i.e., not the Current Mortgage), Landlord shall deliver to Tenant a subordination, non-disturbance and attornment agreement executed and delivered by such future Mortgagee (i.e., not the Current Mortgagee), on a commercially-reasonable form acceptable to Landlord, Tenant and such future Mortgagee, for the benefit of Tenant.

24.	Notice.

24.01 All demands, approvals, consents and notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by nationally-recognized overnight courier service at the party’s respective Notice Address(es) set forth in Article 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address. Notice given by counsel for either party on behalf of such party or by Landlord’s managing agent on behalf of Landlord shall be deemed valid notices if addressed and sent in accordance with the provisions of this Article.

24.02 Notwithstanding the provisions of Section 24.01, (i) Notices requesting services for overtime periods may be given by delivery to the Building superintendent or any other person in the Building designated by Landlord to receive such notices, and (ii) Landlord statements for Taxes and Expenses and bills may be rendered by delivering them to Tenant at the Premises without the necessity of a receipt, and without providing a copy of such Landlord statements or bills to any other party.

25.	Surrender of Premises.

Upon the Expiration Date or termination of Tenant’s right to possession to the Premises, Tenant shall remove Tenant’s Property and Required Removables from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within two (2) days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord. The obligations of Tenant under this Section 25 shall survive the expiration or earlier termination of this Lease.

26.	Miscellaneous.

26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the State of Connecticut and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of State of Connecticut. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel.

26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials (as opposed to increased costs of), war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any obligations hereunder first arising following the effective date of transfer and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Landlord and Tenant each represents to the other that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Landlord and Tenant shall each indemnify and hold the other harmless from such party’s breach of the foregoing representation. Landlord shall pay the Broker a commission pursuant to a separate agreement.

26.06 Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. Anything herein to the contrary notwithstanding, any expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) described herein, in any exhibit hereto or any amendment or modification hereto, shall automatically expire and be deemed of no further force or effect immediately following any reduction, contraction or surrender by Tenant of any portion of the Premises (other than in connection with a sublease or assignment pursuant to the terms of this Lease). The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.07 Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements (taking into account all applicable notice and cure periods). This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.08 This Lease does not grant any rights to light or air over or about the Property or the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

26.09 Neither this Lease nor any memorandum of this Lease shall be recorded.

26.10 Except as otherwise expressly stated in this Lease, any consent or approval required to be obtained from Landlord may be granted by Landlord in its sole discretion. In any instance in which Landlord agrees not to act unreasonably, Tenant hereby waives any claim for damages against or liability of Landlord that Tenant may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any related provision or for specific performance, injunction or declaratory judgment. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying consent or approval shall be as provided in this Section 26.10.

26.11 From and after the date of this Lease, Tenant and Tenant Related Parties and Landlord and Landlord Related Parties shall maintain the terms and conditions of this Lease confidential and, without the other party’s prior written consent, shall neither discuss nor disclose the terms and conditions of this Lease with any tenant or occupant of the Building or with any other person, other than as provided below. Tenant may discuss or disclose the terms and conditions of this Lease to the following parties: (i) the Broker, (ii) the attorneys who are representing Tenant in connection with this Lease, (iii) Tenant’s accountants; (iv) any proposed subtenant of the Premises or assignee of this Lease and only if and to the extent such other parties listed in clauses (i) to (iv) inclusive are informed by Tenant of the confidential nature of this Lease and shall agree to act in accordance with the provisions of this Section; (v) any governmental authority to which disclosure is required as a result Tenant being a publically traded entity; and (vi) if required to do so to enforce the terms of this Lease, or as may otherwise be required to be disclosed by law or judicial process; provided that, if Tenant is required or requested by legal process to disclose the terms and conditions of this Lease, Tenant shall provide Landlord with prompt notice of such requirement or request and unless Landlord waives the confidentiality requirements of this Lease, Tenant shall cooperate with Landlord in obtaining an appropriate protective order regarding such disclosure. Landlord may disclose the business terms and conditions of this Lease if required by Law or court order, and to its attorneys, accountants, employees, lenders, prospective lenders, purchasers, prospective purchasers and existing or prospective financial partners and the Broker, provided same are advised by Landlord of the confidential nature of such terms and conditions and agree to act in accordance with the provisions of this Section, provided, further that, if Landlord is required or requested by legal process to disclose the terms and conditions of this Lease, Landlord shall provide Tenant with prompt notice of such requirement or request and unless Tenant waives the confidentiality requirements of this Lease, Landlord shall cooperate with Tenant in obtaining an appropriate protective order regarding such disclosure. Landlord and Tenant each acknowledges that a breach or threatened breach of this Section will cause irreparable injury and damage to the other party, and, therefore, agrees that, in addition to any other remedies that may be available to the non-breaching party, such party shall be entitled to an injunction and/or other equitable relief (without the requirement of posting a bond or other security) as a remedy for a breach or threatened breach of this section and to secure its enforcement.

26.12 Landlord and Tenant hereby acknowledge that this Lease constitutes a commercial transaction, as such term is used and defined in Section 52-278a of the Connecticut General Statutes, as amended, and Tenant hereby waives any and all rights to any notice to or to any hearing provided and set forth in Chapter 903A, as amended.

26.13 The parties acknowledge and agree to the terms and conditions of the Exhibits attached hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability company

By:	/s/ Thomas L. Lavin
Name:	Thomas L. Lavin
Title:	Vice President

TENANT:

CARA THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Derek Chalmers
Name:	Derek Chalmers
Title:	CEO / President

Tenant’s Tax ID Number (SSN or FEIN): 75-3175693

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Lease by and between FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”) and CARA THERAPEUTICS, INC., a Delaware corporation (“Tenant”) for space in the Building located at 107 Elm Street, Stamford, Connecticut.

A-1

EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”) and CARA THERAPEUTICS, INC., a Delaware corporation (“Tenant”) for space in the Building located at 107 Elm Street, Stamford, Connecticut.

1.	Payments.

1.01 Commencing on the first day of the thirteenth (13th) month following the Commencement Date, Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined below) for each calendar year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses or Taxes in any calendar year decrease below the amount of Expenses or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses or Taxes, as the case may be, for that calendar year shall be $0. In each year following the Base Year, Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expense Excess and Tax Excess. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate.

1.02 As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is more than the actual Expense Excess or actual Tax Excess, as the case may be, for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is less than the actual Expense Excess or actual Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year. Landlord’s failure to render any Landlord’s statement with respect to any year shall not prejudice Landlord’s right thereafter to render a Landlord’s statement with respect thereto (provided such statement is rendered within eighteen (18) months following the expiration of the year in question) or with respect to any subsequent year, as the case may be, nor shall the rendering of a Landlord’s statement prejudice Landlord’s right thereafter to render a corrected Landlord’s statement for that year.

2.	Expenses.

2.01 “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, replacing, cleaning and managing the Property, including, without limitation, the Building. Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; (b) management fees; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of repairs, maintenance and services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas, oil, steam, water and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from non-capital replacement parts or components installed in the ordinary course of business) made subsequent to the Base Year which are: (1) performed primarily to upgrade Building security, reduce current or future operating expense costs or otherwise improve the operating efficiency of the Property; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of the Lease; or (3) in lieu of a repair. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under the Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

2.02 Expenses shall not include: the cost of capital improvements (except as set forth above); management fees exceeding five percent (5%) of the gross rents for the Building; Taxes; depreciation; principal and interest payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work because of the total or partial destruction of the Property or the condemnation of a portion of the Property; costs in connection with leasing space in the Building, including marketing, space planning, legal fees, brokerage commissions, lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants of the Property under their respective leases; any environmental compliance or remediation costs of any kind; any operating or maintenance costs allocable to non-office portions of the Property (including, without limitation, any residential and retail portions of the Property); wages, salaries, fees and fringe benefits paid to administrative or executive personnel or officers or partners of Landlord who are not directly involved in the daily management and operations of the Property or are above the rank of Building manager; the cost of correcting defects in the construction of the Property or in the Property’s building equipment and mechanical systems (other than conditions not occasioned by construction defects which result from ordinary wear and tear); the costs of correcting defects or non-conformance in the Landlord’s Work within the one (1) year period following the Commencement Date; the cost of any items for which Landlord is reimbursed by insurance, manufacturer’s warranty or other parties; the cost of any work or service performed for, or facilities furnished to, any tenant of the Property to a greater extent or in a manner more favorable to such tenant than the work or services regularly performed for or furnished to other tenants of the Property; the cost of alterations to, or the decorating or redecorating of space in the Property leased to other tenants; the cost of overtime or other expense to Landlord in curing its defaults under this Lease; and any costs representing an amount paid to a corporation, entity or person related to Landlord that is in excess of the amount that would be paid in the absence of such relationship. Landlord shall make no profit from Landlord’s collections of Expenses. In addition, to the extent any Expenses include costs or expenses for facilities, concessions or services that generate income or revenues of any kind, Landlord shall first offset costs and expenses for the same against such income or revenues so that only “net” costs for the item in question shall be included in Expenses.

2.03 If at any time during a calendar year the Building is not at least ninety-five percent (95%) occupied or Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building, Expenses shall, at Landlord’s option, be determined as if the Building had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Rentable Square Footage of the Building. If Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined in such manner. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

3.	Taxes.

3.01 “Taxes” mean: (a) all real property taxes and other assessments on the Building and Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation and other governmental services of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Taxes shall not include any income, capital levy, transfer, margin tax, capital stock, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment (or refund to Tenant all overpayments if no further Rent is due under the Lease) or Tenant shall reimburse Landlord for any deficiency. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within thirty (30) days after Tenant’s receipt of a statement from Landlord. The Base Year Taxes shall reflect a fully-assessed Property and Building, without regard to any durational abatements or assessment freezes or temporary exemptions.

4.	Audit Rights.

4.01 Tenant, within ninety (90) days after receiving Landlord’s statement of Expenses, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year to which the statement applies and specifying, to the extent reasonably practicable, the respects in which Landlord’s statement is disputed. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located and which is not being compensated by Tenant, in whole or in part, on a contingency basis. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within ninety (90) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the ninety (90) day period or fails to provide Landlord with a Review Notice within the ninety (90) day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. If it is determined that Expenses for the year in question were less than stated by more than five percent (5%), then Landlord shall provide Tenant with a credit against the next installment of Rent in the full amount of such discrepancy plus for Tenant’s reasonable costs incurred in connection with such audit. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. Notwithstanding anything to the contrary contained herein, Tenant’s audit rights contained herein are subject to Tenant and its applicable agents first executing and delivering to Landlord a commercially-reasonable form of confidentiality agreement, which shall provide that any records and information gathered and/or reviewed by Tenant and/or its agents shall be treated as strictly confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”) and CARA THERAPEUTICS, INC., a Delaware corporation (“Tenant”) for space in the Building located at 107 Elm Street, Stamford, Connecticut.

1. On or before the date that is seven (7) weeks (the “Plans Submission Date”) following execution of this Lease by Landlord and Tenant, Tenant shall deliver to Landlord a complete set of architectural, engineering and mechanical plans and specifications for build out of the Premises. Landlord shall have ten (10) days to review and approve such plans and specifications in accordance with the terms and conditions of this Lease. The improvements to be performed by Landlord in accordance with the Plans and the requirements of this Lease are hereinafter referred to as “Landlord’s Work.” It is agreed that construction of Landlord’s Work will be completed at Landlord’s sole cost and expense (subject to the TI Allowance (as defined below) and subject to the terms of this Exhibit C) using Building Standard methods, materials and finishes. Notwithstanding anything to the contrary contained herein, Tenant’s failure to deliver the architectural and engineering plans and specifications for build out of the Premises to Landlord for review and approval by the Plans Submission Date shall constitute a Tenant Delay for purposes of determining the date that Landlord’s Work is Substantially Complete and further, each of the First Penalty Date and the Second Penalty Date shall be extended by the number of days between the Plans Submission Date and the date such plans and specifications are delivered to Landlord.

2. Landlord shall, promptly following its approval of the Plans, cause the Landlord’s Work to be competitively bid to each of the Landlord Approved General Contractors other than A.P. Construction Company. Landlord shall request that bids from the designated contractors (the “Proposals”) be delivered to Landlord and Tenant within five (5) Business Days after Landlord delivers the Plans to the contractor candidates. Upon receipt of the Proposals, Landlord and Tenant shall work together in good faith to select the qualified contractor (the “Landlord’s Work Contractor”) that offers a Proposal for Substantial Completion of the Landlord’s Work at the lowest total cost and within a time frame which will allow for the Commencement Date to occur on or prior to the Target Commencement Date, which selection shall occur not later than three (3) Business Days after receipt of all of the Proposals.

3. The “TI Allowance” means $1,021,232.50, representing $42.50 per rentable sq. ft. of the Premises (24,029 RSF @ $42.50/RSF). Notwithstanding anything contained herein to the contrary, provided Tenant is not in Default, Tenant shall have the option, to be exercised by written notice to Landlord, to increase the TI Allowance to an amount per RSF reasonably acceptable to Landlord (the “Allowance Increase Option”) provided that for each $1.00 per RSF of the Premises that Landlord increases the TI Allowance above $42.50 per RSF of the Premises, the annual rate per RSF for Base Rent as set forth in Section 1.03 of this Lease shall increase by $0.14133 per RSF of the Premises for the Term. If Tenant is entitled to and properly exercises its Allowance Increase Option, Landlord shall prepare an amendment to reflect changes in the Base Rent and TI Allowance. The amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of Tenant’s written notice to exercise the Allowance Increase Option, and Tenant shall execute and return the amendment to Landlord within fifteen (15) days after Tenant’s receipt of same.

4. In the event that as a result of the competitive bidding process described in Section 2 above, it is determined that the aggregate cost of Landlord’s Work exceeds the TI Allowance (a “Cost Overrun”), Landlord shall notify Tenant of the amount of the Cost Overrun (“Cost Overrun Notice”) and Tenant may, in its sole discretion, elect to do any or all of the following: (i) by written notice to Landlord within five (5) Business Days following receipt of the Cost Overrun Notice, elect to pay the Cost Overrun pursuant to the Allowance Increase Option; (ii) within ten (10) Business Days after Landlord’s delivery of its Cost Overrun Notice to Tenant, collaborate with Landlord, Tenant’s architect and the Landlord’s Work Contractor to implement value engineering to reduce the Cost Overrun, and Landlord shall accordingly and reasonably cooperate with Tenant, Tenant’s architect and Contractor regarding same; and/or (iii) elect to pay the Cost Overrun out-of-pocket (in each case where any Cost Overrun remains and Tenant either elects to utilize the Allowance Increase Option or otherwise agrees to pay the costs of the Cost Overrun out-of-pocket, the amount of such Cost Overrun which Tenant agrees to pay is hereinafter referred to as the “Tenant Carried Cost Overrun Amount”). In all events, within fifteen (15) Business Days after Landlord’s delivery of the Cost Overrun Notice, either or both (A) the parties shall have agreed upon modifications to be made to the Plans in order to reduce or eliminate the Cost Overrun and (B) Tenant shall have agreed to a Tenant Carried Cost Overrun Amount (the “Plan to Proceed”). In the event of a Cost Overrun, each day that elapses between the date which falls five (5) Business Days following Landlord’s Cost Overrun Notice and Tenant’s determination of the Plan to Proceed shall constitute a Tenant Delay for purposes of determining the date that Landlord’s Work is Substantially Complete and further, each of the First Penalty Date and the Second Penalty Date shall be extended by the number of days between Landlord’s Cost Overrun Notice and the Plan to Proceed.

5. Immediately following the parties agreement on the Plan to Proceed, Landlord shall enter into a direct contract for Landlord’s Work with the Landlord’s Work Contractor. In addition, Landlord shall have the right to select and/or approve any subcontractors used in connection with Landlord’s Work, provided that Landlord shall consult with Tenant in selecting subcontractors performing work that will not affect the Building systems such as HVAC, plumbing and electric. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, Laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Law, functionality of design the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment). Notwithstanding the foregoing or anything to the contrary herein, Landlord shall be responsible for delivering the completed Landlord’s Work in a good and workmanlike manner and in accordance with the Plans and all applicable Laws. Except (i) with respect to the Tenant Carried Cost Overrun Amount and (ii) as

otherwise expressly set forth in Section 6 below, Tenant shall have no liabilities, responsibilities, or obligations for payment or otherwise in connection with the performance of the Landlord’s Work, all of which shall be the responsibility and obligation of Landlord (by way of example and not limitation, in the event the aggregate cost of the Landlord’s Work exceeds the sum of (i) the TI Allowance plus (ii) any Tenant Carried Cost Overrun Amount, except as expressly set forth in Section 6, such excess amount shall be paid by Landlord).

6. From time to time after the finalization of the Plans, Tenant may notify Landlord of changes that Tenant proposes be made to the Plans (a “Change Order”). Promptly upon Tenant’s delivery to Landlord of a Change Order, Landlord shall notify Tenant (“Change Order Notice”) of both: (i) any estimated increase or decrease in the cost to perform the Landlord’s Work due to the Change Order, and (ii) any estimated delay (an “Estimated Delay”), if any, in the estimated date for Substantial Completion if the Change Order is implemented, together with supporting documents, including without limitation estimates and proposals from the Landlord’s Work Contractor and its subcontractors substantiating such change in the costs and the Estimated Delay. Tenant shall notify Landlord of its final approval or disapproval of the Change Order within three (3) Business Days after Landlord delivers to Tenant the applicable Change Order Notice and supporting documentation (“Change Order Response Period”). If Tenant fails to timely notify Landlord of its approval or disapproval of any proposed Change Order within the Change Order Response Period, Tenant shall be deemed to have automatically disapproved that particular Change Order and Landlord shall not proceed to implement any of the changes specified therein. Subject to the Change Order process above, including without limitation the Change Order Notice requirements, Tenant shall be responsible for (i) any Tenant Delay in Substantial Completion of Landlord’s Work proximately resulting from any revision to the Plans which is requested by Tenant following Landlord’s approval of the Plans and (ii) increases in the cost of Landlord’s Work, including without limitation any applicable state sales or use tax thereon, proximately resulting from any such Tenant requested revision, which amounts shall be payable by Tenant upon demand, but subject to the TI Allowance. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the prior approval of Landlord.

7. If the aggregate cost of Landlord’s Work is less than the TI Allowance, any unused portion of the TI Allowance (up to $7.00 per RSF of the Premises) may be used for Tenant’s soft costs, including, but not limited to furniture, fixtures equipment and architectural drawings and services. Such unused portion of the TI Allowance shall be paid to Tenant in periodic disbursements within thirty (30) days following Landlord’s receipt of Tenant’s written request for disbursement, together with copies of invoices or other supporting data evidencing such costs and expenses as Landlord may reasonably require.

8. Provided Tenant is not in Default, Landlord shall provide Tenant with an allowance in the aggregate amount of $78,094.25 (Seventy-Eight Thousand Ninety-Four and 25/100 Dollars) (the “Architectural Services Allowance”) to reimburse Tenant for actual expenses incurred by Tenant as follows: (i) up to $0.15 per RSF of the Premises ($3,604.35) for Tenant’s architect to create a test-fit of the Premises, and (ii) up to $3.10 per RSF of the Premises ($74,489.90) for Tenant’s architect to create construction documents, including MEP drawings. The Architectural Services Allowance shall be paid to Tenant in periodic disbursements within thirty (30) days following Landlord’s receipt of Tenant’s written request for disbursement, together with copies of invoices or other supporting data evidencing such costs and expenses as Landlord may reasonably require. In no event shall Landlord be required to disburse the Architectural Services Allowance more than one time per month.

9. Landlord and Tenant agree to cooperate with each other in order to enable Landlord’s Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary any delay in the completion of Landlord’s Work or inconvenience suffered by Tenant during the performance of Landlord’s Work shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease, except as expressly provided in this Lease.

10. Prior to the Commencement Date, Landlord shall accompany Tenant and/or Tenant’s representatives and Tenant’s architect on walk-through(s) of the Premises for the purposes of confirming that Landlord’s Work is Substantially Complete and developing a mutually agreeable list(s) of any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of or access to the Premises (the “Punchlist Items”). The parties shall perform such walk-through(s) upon such mutually agreeable time(s) as is reasonably agreed upon by Landlord and Tenant. In connection with Landlord’s performance for the Punchlist Items, Landlord shall use commercially reasonable efforts to complete such work promptly (but not more than 30 days after the Commencement Date, unless related to any item with long lead times) and to minimize any material interference with Tenant’s use of or access to the Premises.

11. Without limiting any of Landlord’s other obligations or undertakings herein, Landlord warrants to Tenant that materials and equipment that are part of Landlord’s Work will be of good quality and new and that the Landlord’s Work will be free from defects not inherent in the quality expressly required or permitted in the Plans. Any portion of the Landlord’s Work not conforming to these requirements, including substitutions not properly approved and authorized by Tenant, shall be considered defective. This warranty includes without limitation the prompt repair and/or replacement of all damaged portions of the Landlord’s Work resulting from defective materials and/or workmanship. If required by Tenant, Landlord shall furnish satisfactory evidence as to the kind and quality of materials and equipment. Landlord shall also maintain a comprehensive list of all warranties given by its Landlord’s Work Contractors, other contractors and subcontractors of every tier, material suppliers, and/or consultants and other entities in connection with the Landlord’s Work, and shall make such list and file available to Tenant upon written request.

12. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT C-1

Landlord Approved General Contractors

This Exhibit is attached to and made a part of the Lease by and between FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”) and CARA THERAPEUTICS, INC., a Delaware corporation (“Tenant”) for space in the Building located at 107 Elm Street, Stamford, Connecticut.

Contractor	Contact	Tel/Fax
A.P. Construction Company 707 Summer Street Stamford, CT 06901	Nicholas Everett, Sr.Vice Pres.	Tel: 203.388.1136 Fax: 203.969.3456

JMLS Consulting Services 379 Wheeler Road Monroe, CT 06468	Jason P. Henry, Principal	Tel: 203.400.4038

Signature Construction Company 745 East Main Street Stamford, CT 06902	Greg Sherwood	Tel: 203.325.0628 Fax: 203.325.0629

C-1-1

EXHIBIT D

FORM LETTER OF CREDIT

This Exhibit is attached to and made a part of the Lease by and between FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”) and CARA THERAPEUTICS, INC., a Delaware corporation (“Tenant”) for space in the Building located at 107 Elm Street, Stamford, Connecticut.

[ISSUING BANK]

[Date]

Four Stamford Plaza Owner LLC

c/o RFR Realty LLC

390 Park Avenue

New York, New York 10022

Attn: President

Ref:	Irrevocable Letter of Credit No.

Gentlemen:

By order of our client, [name of Tenant], [address of Tenant], we hereby open in your favor our clean irrevocable Letter of Credit No.                      for the aggregate sum of [amount of Security Deposit] United States Dollars, (U.S. $        ) effective immediately and expiring at our [address of Bank] New York Office on                                  or any automatically extended date.

Funds under this Credit are available to you against presentation of your sight draft(s) drawn on us marked “drawn under Irrevocable Letter of Credit No.                      date [date of Letter of Credit]”, and accompanied by the following:

Beneficiary’s signed statement that [name of Tenant] has failed to comply with the terms and conditions of a contract described as Agreement of Lease between                                 , Landlord, and [name of Tenant], Tenant, dated [date of Lease].

It is a condition of this Letter of Credit that it shall be deemed automatically extended without amendment for one year from the present or any future expiration date hereof, unless thirty (30) days prior to any such date we shall notify you by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period. Upon receipt by you of such notice, you may draw hereunder by means of your draft on us at sight, accompanied by the original Letter of Credit.

This Letter of Credit is transferable in whole but not in part by the beneficiary upon notice to the undersigned, without charge. Requests for transfer will be in the form of Annex A attached hereto, duly completed by an officer of your company and accompanied by the original of this Letter of Credit.

If we receive your sight draft as mentioned above, in accordance with the terms and conditions of this credit, we will promptly honor the same.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Brochure No. 500, shall be deemed to be a contract made under, and as to matters not governed by the UCP, shall be governed by and construed in accordance with the laws of the State of New York and applicable U.S. Federal Law.

[Name of Bank]

By:
Authorized Signature
Title:

D-1

EXHIBIT E

FORM COMMENCEMENT LETTER

DATE:

TENANT: CARA THERAPEUTICS, INC.

ADDRESS:

Four Stamford Plaza

107 Elm Street, Suite 900

Stamford, Connecticut 06902

Re: Delivery of Space with respect to that certain Lease dated as of the      day of             , 2015, by and between FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability company, as Landlord, and CARA THERAPEUTICS, INC., a Delaware corporation as Tenant, for 24,029 rentable square feet on the 9th floor of the Building located at 107 Elm Street, Stamford, Connecticut, 06901.

Dear                                 :

In accordance with the terms of the Lease, the Landlord has hereby Substantially Completed the Landlord’s Work and delivered exclusive possession of the Premises to the Tenant and Tenant has accepted possession of the Premises as of:

Lease Commencement Date:             ,         .

Lease Expiration Date:                     .

Please call RFR Realty, LLC at (203) 328-3600 with any questions.

Sincerely,

RFR Realty LLC as Agent for Four Stamford Plaza Owner LLC

cc:	RFR Realty – Legal

RFR Realty – Lease Administrator

E-1

EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”) and CARA THERAPEUTICS, INC., a Delaware corporation (“Tenant”) for space in the Building located at 107 Elm Street, Stamford, Connecticut.

1.	Parking.

1.01 (a) During the Term, Tenant agrees to lease the Parking Spaces set forth in the Basic Lease Information (collectively, the “Spaces”) in the Building garage on the Property (“Garage”) for the use of Tenant and its employees at the cost specified in the Basic Lease Information, if any. Except as otherwise specifically stated in the Basic Lease Information, the Spaces shall be leased on an unreserved basis. No deduction or allowances shall be made for days when Tenant or any of its employees does not utilize the parking facilities or for Tenant utilizing less than all of the Spaces.

(b) The Garage is managed by a third-party operator (“Garage Operator”). Tenant, upon request of Landlord, shall enter into a parking agreement with the Garage Operator consistent with the parking arrangement and economic terms set forth in this Lease, and Landlord shall have no liability for claims arising through acts or omissions of the Garage Operator unless caused by Landlord’s negligence or willful misconduct. Landlord acknowledges and agrees that, except as otherwise expressly provided in the Lease, the Spaces (excluding any reserved parking spaces) are provided to Tenant at no additional cost to Tenant and, as such, in no event shall Tenant be obligated to pay any rent, fees, costs or expenses to the Garage Operator. It is understood and agreed that the identity of the Garage Operator may change from time to time during the Term. In connection therewith, any parking lease or agreement entered into between Tenant and a Garage Operator shall be freely assignable by such Garage Operator or any successors thereto.

(c) During the Term, if Tenant desires to lease additional parking spaces, it may do so subject to availability and the terms, conditions and rates then imposed by the Garage Operator.

(d) Except for particular spaces and areas designated by Landlord for reserved parking, all parking in the Garage and surface parking areas serving the Building shall be on an unreserved, first-come, first-served basis.

(e) Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage or the surface parking areas regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Garage or the surface parking areas or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

(f) Landlord shall have the right from time to time to designate the location of the Spaces (provided that they are located in the Garage or, temporarily as required in connection with repairs to the Garage, in the garage of Building 3 of the Stamford Plaza Complex) and to promulgate reasonable rules and regulations regarding the Garage, the surface parking areas, if any, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

(g) Tenant shall not store or permit its employees to store any automobiles in the Garage or on the surface parking areas without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Garage or on the surface parking areas overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

(h) Landlord shall have the right to temporarily close the Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage or the surface parking areas, if any; provided, however, upon any such closure, Landlord shall provide to Tenant, without charge, alternate parking facilities within reasonable walking distance to the Building or serviced by a shuttle service at Landlord’s sole expense. Landlord agrees to use commercially reasonable efforts to perform such necessary repairs, maintenance and improvements to the Garage in a manner to minimize interference with Tenant’s operations.

(i) Tenant shall not assign or sublease any of the Spaces without the consent of Landlord. Landlord shall have the right to terminate this Lease with respect to any Spaces that Tenant desires to sublet or assign.

(j) Landlord may elect to provide cards or keys to control access to the Garage or surface parking areas, if any. In such event, Landlord shall provide Tenant with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to pay a fee up to $25.00 for any lost or damaged cards or keys.

2.	Renewal Option.

2.01 Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Renewal Option”) for one (1) additional period of five (5) years (the “Renewal Term”), if:

(a) Landlord receives notice of exercise (“Initial Renewal Notice”) not less than twelve (12) full calendar months prior to the expiration of the initial Term; and

(b) Tenant is not in Default under the Lease at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

(c) No more than twenty-five percent (25%) of the Premises is sublet (other than as permitted under the Lease) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

(d) The Lease has not been assigned (other than as permitted under the Lease) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

2.02 Terms Applicable to Premises During Renewal Term.

(a) The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Article 4 of the Lease.

(b) Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Renewal Term in accordance with Exhibit B of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.

2.03 Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant in writing of Landlord’s proposed applicable Base Rent rate for the Premises for the Renewal Term, which shall be based on Landlord’s good faith estimate of the annual Prevailing Market rate for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with

Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith, for a period not to exceed thirty (30) days following the date Landlord receives the Rejection Notice (such 30-day period, the “Negotiation Period”), to agree upon the Prevailing Market rate for the Premises during the Renewal Term. If Landlord and Tenant have agreed, during the Negotiation Period, upon the Prevailing Market rate for the Premises for the Renewal Term, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof.

In the event that Landlord and Tenant fail to mutually agree upon such Prevailing Market rate for the Premises for the Renewal Term within the Negotiation Period, Landlord and Tenant shall, within fifteen (15) days after the conclusion of such Negotiation Period, mutually appoint a Qualified Appraiser (as hereinafter defined) to determine such Prevailing Market rate. If Landlord and Tenant are unable to agree on the appointment of such Qualified Appraiser at the end of such fifteen (15) day period, Landlord and Tenant shall, within the following five (5) day period, each select a Qualified Appraiser who shall, within the following five (5) day period, designate a third Qualified Appraiser and the three Qualified Appraisers shall cooperate jointly. Within five (5) days of the date that the Qualified Appraisers are appointed, Landlord and Tenant shall each deliver its estimate of such Prevailing Market rate to the Qualified Appraisers. Within fifteen (15) days after the appointment of the third Qualified Appraiser, the Qualified Appraisers shall select either the Landlord’s or the Tenant’s determination of the Prevailing Market rate and submit such determination to Landlord and Tenant in writing, which determination shall be the Base Rent for the Renewal Term. The decision of the single Qualified Appraiser or that in which at least two (2) of the three (3) Qualified Appraisers concur shall be final and binding upon the parties. The Qualified Appraiser(s) shall have no power to modify the provisions of this Lease and shall have no power to select an alternative position or a decision different from that proposed by either party. The determination of the Qualified Appraiser(s) shall be binding on the parties and the fees and expenses of the Qualified Appraiser(s) shall be divided equally between Landlord and Tenant.

An appraiser shall be a “Qualified Appraiser” only if he or she has not less than fifteen (15) years’ experience in the appraisal of real property of the type to be appraised, is a member of the American Institute of Real Estate Appraisers or any successor thereto, and shall not have been employed by Landlord or Tenant or any of their affiliates in the twenty-four (24) months preceding his or her engagement hereunder. If the Term expires prior to the Qualified Appraisers’ determination, the Landlord’s estimate of Prevailing Market rate shall apply during such time period and Landlord shall credit Tenant any excess paid if the Qualified Appraisers select Tenant’s estimate of the Prevailing Market rate.

2.04 Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Expiration Date and other appropriate business terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

2.05 Definition of Prevailing Market. For purposes of this Renewal Option, “Prevailing Market” shall mean the arm’s length fair market annual rental rate per rentable square foot (based on the RSF of the Premises) under five (5) year renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Stamford, Connecticut central business district area. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.

3.	Right of First Offer.

3.01 If any space on the eighth (8th) floor or tenth (10th) floor of the Building (“First Offer Space”) is or will become available during the initial Term, Landlord shall offer to lease the First Offer Space to Tenant, as set forth in a notice to Tenant which identifies the First Offer Space (“First Offer Notice”), describing the term, commencement date and all other material business terms acceptable to Landlord and Landlord shall offer to lease the First Offer Space to Tenant upon the business terms set forth in the First Offer Notice. Such terms shall represent Landlord’s good faith estimate of fair market rental terms for such First Offer Space.

(a) Tenant shall have a period of ten (10) Business Days after receipt of the First Offer Notice to give to Landlord notice that Tenant (i) accepts Landlord’s offer, or (ii) rejects Landlord’s offer. Time shall be of the essence with respect to Tenant’s notice, and Tenant’s failure to give any such notice within the ten (10) Business Day period shall be deemed a rejection of Landlord’s offer, any principles of law or equity to the contrary notwithstanding. A First Offer Notice may only be accepted in whole, not in part.

(b) If Tenant rejects, or is deemed to have rejected, Landlord’s offer, Landlord shall be free to lease such First Offer Space to any party upon any terms and conditions that Landlord may determine from time to time during the Term, with no further obligation to Tenant under this Section with respect to such First Offer Space.

(c) If Tenant rejects, or is deemed to have rejected, Landlord’s offer, and Landlord desires to lease the such First Offer Space or any portion thereof to a party on materially more favorable economic terms than those contained in the First Offer Notice, then, subject to the terms of this Article, Landlord shall reoffer the First Offer Space for lease to Tenant in writing on such materially more favorable economic terms, and Tenant shall have ten (10) Business Days within which to accept such reoffer. A decrease of less than eight percent (8%) in the proposed average rental rate on a per square foot basis over the proposed term shall be deemed not to be a “materially more favorable economic term” for purposes of this Article, and Landlord shall not be obligated to reoffer the First Offer Space to Tenant by reason thereof. If Tenant fails to agree to lease the First Offer Space in accordance with this Article, then Landlord may within twelve (12) months thereafter lease the First Offer Space or any portion thereof to any other party on the same terms or terms that are not materially more favorable economic terms than those contained in the First Offer Notice or in such reoffer. If Landlord fails to lease the First Offer Space or any portion thereof to another party within such twelve (12) month period, then Tenant shall once again have the option to lease the First Offer Space subject to and pursuant to the provisions of this Article.

(d) Anything herein to the contrary notwithstanding, Landlord shall not be obligated to give a First Offer Notice, Tenant shall have no right to exercise its option to lease the First Offer Space, and any attempted exercise shall be void and of no effect, if: (i) the original named Tenant herein (i.e., Cara Therapeutics, Inc.) has assigned the Lease or has at any time subleased twenty-five percent (25%) or more of the Premises (other than to a Related Entity as defined in Section 11.03(b) of the Lease); or (ii) a Default shall have occurred and such Default shall not have been cured at the time that Landlord would otherwise be obligated to give the First Offer Notice (or reoffer pursuant to subsection (c) above) or, if such Default occurs after Tenant’s attempted exercise of its option, at the time of the proposed commencement of the lease of the First Offer Space; or (iii) the original Term shall have expired. Notwithstanding anything to the contrary contained herein, Tenant’s Right of First Offer is subject and subordinate to the tenancies, rights and options of other parties (if any) predating this Lease.

(e) This Section shall not preclude Landlord from extending a lease for an existing First Offer Space tenant or entering into a new lease with a then existing First Offer Space tenant for the First Offer Space or a portion thereof.

4.	Signage.

4.01 Landlord, at Landlord’s cost, shall provide Tenant with initial Building-standard signage, which signage shall consist of initial Building-standard Premises entry signage as well as an initial listing on the existing Building directory, if any. Tenant, at Tenant’s cost and expense, shall have the right to place whatever signage reflecting Tenant’s corporate identity that it desires in the Premises (including, without limitation, in the lobby of the 9th floor); provided that Tenant complies with all applicable laws in connection therewith and Landlord’s reasonable requirements therefor. Tenant may upgrade suite signage, including adding Tenant’s logo on such signage, at Tenant’s cost and expense, subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed. In addition to the foregoing, Tenant shall also have the non-exclusive right, at Tenant’s sole cost and expense, to install a single exterior, commercially reasonable identification sign (including backlit and/or stainless steel signage) on the exterior of the parking garage (the “Exterior Signage”) in the general location of the existing Digitas signage, subject to Landlord’s prior written approval and such signage shall comply in all respects with Landlord’s specifications and standards. Landlord shall permit Tenant to install such Exterior Signage, subject to Tenant’s compliance with the terms of Article 9 hereof, including compliance with all applicable Laws. Tenant’s right to the Exterior Signage shall be exclusive to the original named Tenant herein (i.e., Cara Therapeutics) and shall only continue for the period of time that the original named Tenant herein has not surrendered (as opposed to subleased) any portion of the Premises. Tenant shall be responsible at Tenant’s cost and expense for the maintenance of the Exterior Signage. Tenant agrees, upon Landlord’s request, to remove, at Tenant’s cost and expense, the Exterior Signage upon failing to meet the occupancy standard and, if later, at the expiration or sooner termination of the Lease, and to repair and restore any areas damaged by such removal. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

EXHIBIT G

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Lease by and between FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”) and CARA THERAPEUTICS, INC., a Delaware corporation (“Tenant”) for space in the Building located at 107 Elm Street, Stamford, Connecticut.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the Lease, the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.

3. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5. Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6. All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7. Movement in or out of the Building of furniture and office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

8. Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9. Corridor doors, when not in use, shall be kept closed.

10. Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11. No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws.

13. Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14. Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond six (6) watts per rentable square foot of the Premises. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16. Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17. Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18. Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20. Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22. Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23. The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT H

CLEANING SPECIFICATIONS

This Exhibit is attached to and made a part of the Lease by and between FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”) and CARA THERAPEUTICS, INC., a Delaware corporation (“Tenant”) for space in the Building located at 107 Elm Street, Stamford, Connecticut.

OFFICE AREAS (All Floors):

Nightly Services (5 nights per week)

•	Empty all waste receptacles. Clean, and reline when needed. Remove material to designated areas.

•	Vacuum all carpeted main traffic and use areas, including conference rooms, reception areas, interior stairwells, hallways and corridors with the exception of individual offices (see Weekly). Spot vacuum/clean all others areas as needed.

•	Wash and sanitize all drinking fountains.

•	Arrange chairs at desk and conference room tables and turn off lights.

•	Clean conference room tables and remove any remaining food items.

Weekly Services

•	Remove recycling material from centrally located container when container is full.

•	Vacuum all carpeted areas completely, private offices and cubicle interiors, desk knee area spaces and under waste containers.

•	Dust and wipe clean with damp or treated cloth all office furniture, files, and cubicle partition tops (DO NOT MOVE PAPERS).

•	Remove all finger marks and smudges from all vertical surfaces, including doors, door frames, around light switches, private entrance glass, and partitions.

•	Damp wipe and polish all glass furniture tops.

•	Damp mop hard surfaced floors and/or uncarpeted surface floors.

•	Sweep uncarpeted floors employing dust control techniques.

•	Damp mop spillage in uncarpeted office areas.

•	Clean and sweep all lunchroom/eating areas. Wash and wipe tables and counter tops and clean sinks.

Monthly Services

•	Dust and wipe clean chair bases and arms, cubicle shelves, window sills, relite ledges and all other horizontal surfaces as needed to maintain clean appearance (DO NOT MOVE PAPERS).

•	Edge vacuum all carpeted areas, as needed.

CORRIDOR and/or COMMON AREA RESTROOMS (if applicable) (Not Applicable to any Private Restrooms or Showers, but applicable to the Premises bathrooms for use by all employees of Tenant):

Nightly Services (5 nights per week)

•	Clean and sanitize all mirrors, brightwork, countertops and enameled surfaces.

•	Wash and disinfect all basins, urinals, bowls (cleaning underside of rim) and fixtures using scouring powder to remove stains.

•	Wash both sides of all toilet seats with soap and/or disinfectant.

•	Clean flushometers, piping, toilet seat hinges, and other metal.

•	Empty, clean, and damp wipe all waste receptacles.

•	Sweep, wet mop, and sanitize entire floor, including around toilet seats and under urinals.

•	Damp wipe all walls, partitions, doors, and outside surfaces of all dispensers, as needed.

•	Fill toilet paper, soap, towels, and sanitary napkin dispensers (if applicable).

•	Wash and disinfect all showers including shower walls, floors, brightwork and doors (if applicable).

•	Replace trash liner.

Weekly Services

•	Flush water through P-trap weekly to ensure elimination of odor.

Monthly Services

•	Machine scrub floors.

EXCLUSIONS: Landlord shall not be responsible for the cleaning of any private bathrooms (other than the Premises bathrooms for use by all employees of Tenant, which shall be cleaned by Landlord as set forth above), showers, private pantries or fitness Centers.

EXHIBIT I

HVAC SPECIFICATIONS

This Exhibit is attached to and made a part of the Lease by and between FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”) and CARA THERAPEUTICS, INC., a Delaware corporation (“Tenant”) for space in the Building located at 107 Elm Street, Stamford, Connecticut.

HVAC BASIC PERFORMANCE CRITERIA

The air supply to the Premises shall conform to State Building Code requirements applicable to the Building as of the date of construction and shall be capable of providing and maintaining performance criteria as follows:

	INSIDE	OUTSIDE
Cooling Season	78° F dry bulb	95° F dry bulb
50% RH

Heating Season	68° F dry bulb	0° F dry bulb

The Landlord installed Premises’ perimeter and interior HVAC systems shall be capable of furnishing cooling and/or heating, as applicable, to the Premises throughout each year in accordance with the basic performance criteria set forth above. The design of the air conditioning system shall be based upon an average occupancy of one person per 100 square feet of usable area of the Premises and upon a combined lighting and standard electrical load of not more than six (6) watts per square foot of usable area of the Premises.

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